Exhibit 99.2

CommunityOne Bancorp and Subsidiaries

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors

CommunityOne Bancorp and Subsidiaries

Charlotte, North Carolina

We have audited the accompanying consolidated balance sheets of CommunityOne Bancorp and Subsidiaries (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CommunityOne Bancorp and Subsidiaries as of December 31, 2015 and 2014 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), CommunityOne Bancorp and Subsidiaries’ internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated March 11, 2016 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 11, 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors

CommunityOne Bancorp and Subsidiaries

Charlotte, North Carolina

We have audited CommunityOne Bancorp and Subsidiaries (the “Company”)’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, CommunityOne Bancorp and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of CommunityOne Bancorp and Subsidiaries as of December 31, 2015, and 2014 and for each of the years in the three year period ended December 31, 2015, and our report dated March 11, 2016, expressed an unqualified opinion on those consolidated financial statements.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

March 11, 2016

CommunityOne Bancorp and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)	December 31, 2015	December 31, 2014
Assets
Cash and due from banks	$23,852	$29,202
Interest-bearing bank balances	15,323	66,680
Investment securities:
Available-for-sale, at estimated fair value (amortized cost of $398,815 in 2015 and $354,924 in 2014)	390,434	350,040
Held-to-maturity (estimated fair value of $145,185 in 2015 and $140,875 in 2014)	147,967	142,461
Loans held for sale	5,403	2,796
Loans held for investment	1,543,795	1,357,788
Less: Allowance for loan losses	(15,195)	(20,345)
Net loans held for investment	1,528,600	1,337,443
Premises and equipment, net	44,457	46,782
Other real estate owned and property acquired in settlement of loans	16,583	20,411
Core deposit premiums and other intangibles	5,208	5,681
Goodwill	4,205	4,205
Bank-owned life insurance	40,869	39,946
Deferred tax assets, net	141,716	146,433
Other assets	32,648	23,434
Total Assets	$2,397,265	$2,215,514

Liabilities
Deposits:
Noninterest-bearing demand deposits	$386,329	$323,776
Interest-bearing deposits:
Demand, savings and money market deposits	939,878	882,332
Time deposits of $250 or more	60,093	49,967
Other time deposits	561,237	538,345
Total deposits	1,947,537	1,794,420
Retail repurchase agreements	7,219	9,076
Federal Home Loan Bank advances	93,681	68,234
Long-term notes payable	5,415	5,338
Junior subordinated debentures	56,702	56,702
Other liabilities	13,673	14,828
Total Liabilities	2,124,227	1,948,598

Shareholders’ Equity
Preferred stock, 10,000,000 shares authorized
Series A, $10.00 par value; 51,500 shares issued and no shares outstanding in 2015 and 2014	—	—
Series B, no par value; authorized 250,000 shares, no shares issued and outstanding in 2015 and 2014	—	—
Common stock, no par value; authorized 2,500,000,000 shares, issued 24,292,646 in 2015 and 24,185,923 shares in 2014	490,075	487,603
Accumulated deficit	(206,298)	(213,212)
Accumulated other comprehensive loss	(10,739)	(7,475)
Total Shareholders’ Equity	273,038	266,916
Total Liabilities and Shareholders’ Equity	$2,397,265	$2,215,514

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31,
(in thousands, except share and per share data)	2015	2014	2013
Interest Income
Interest and fees on loans	$64,868	$59,183	$60,147
Interest and dividends on investment securities	12,865	14,068	14,180
Other interest income	827	605	665
Total interest income	78,560	73,856	74,992
Interest Expense
Deposits	7,065	6,909	8,070
Retail repurchase agreements	22	16	21
Federal Home Loan Bank advances	1,963	2,020	1,376
Other borrowed funds	1,135	1,145	1,092
Total interest expense	10,185	10,090	10,559
Net Interest Income before Provision for Loan Losses	68,375	63,766	64,433
Provision for (Recovery of) loan losses	(2,981)	(5,371)	523
Net Interest Income after Provision for Loan Losses	71,356	69,137	63,910
Noninterest Income
Service charges on deposit accounts	6,331	6,351	6,714
Mortgage loan income	1,599	881	2,319
Cardholder and merchant services income	4,981	4,803	4,531
Trust and investment services	1,517	1,495	1,305
Bank-owned life insurance	1,167	1,153	1,073
Other service charges, commissions and fees	1,753	1,340	1,315
Securities gains, net	—	974	2,772
Other income	822	367	385
Total noninterest income	18,170	17,364	20,414
Noninterest Expense
Personnel expense	43,807	43,682	40,661
Net occupancy expense	5,680	6,112	6,391
Furniture, equipment and data processing expense	7,994	8,336	8,638
Professional fees	2,128	2,470	3,100
Stationery, printing and supplies	618	646	644
Advertising and marketing	546	716	1,135
Other real estate owned expense	2,311	1,758	4,138
Credit/debit card expense	2,048	2,287	2,143
FDIC insurance	1,749	2,068	2,643
Loan collection expense	669	1,576	4,333
Merger-related expense	1,986	—	3,498
Core deposit intangible amortization	1,422	1,408	1,407
Other expense	4,530	7,476	5,750
Total noninterest expense	75,488	78,535	84,481
Income (Loss), before income taxes	14,038	7,966	(157)
Income tax expense (benefit)	7,124	(142,492)	1,326
Net income (loss)	$6,914	$150,458	(1,483)

Weighted average number of shares outstanding - basic	24,236,147	21,852,023	21,731,030
Weighted average number of shares outstanding - diluted	24,251,604	21,864,320	21,731,030
Net income (loss) per share - basic	$0.29	$6.89	$(0.07)
Net income (loss) per share - diluted	0.29	6.88	(0.07)

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
(dollars in thousands)	2015	2014	2013
Net income (loss)	$6,914	$150,458	$(1,483)
Other comprehensive income (loss):
Unrealized holdings gains (losses) arising during the period on available-for-sale securities	(3,496)	19,530	(26,703)
Tax effect	1,337	(7,470)	10,256
Unrealized holdings gains (losses) arising during the period on available-for-sale securities, net of tax	(2,159)	12,060	(16,447)
Reclassification adjustment for gain on available-for-sale securities included in net income (loss)	—	(974)	(2,772)
Tax effect	—	373	1,093
Reclassification adjustment for gain on available-for-sale securities included in net income (loss), net of tax	—	(601)	(1,679)
Unrealized loss on interest rate swaps	(241)	(537)	—
Tax effect	92	206	—
Unrealized loss on interest rate swaps, net of tax	(149)	(331)	—
Reclassification adjustment for loss on interest rate swaps included in net income (loss)	12	12	—
Tax effect	(5)	(5)	—
Reclassification adjustment for loss on interest rate swaps included in net income, net of tax	7	7	—
Reclassification adjustment for net actuarial gain (amortization) on pension and post retirement liability	622	382	(302)
Tax effect	(238)	(146)	115
Net actuarial gain (amortization) on pension and post retirement liability, net of tax	384	236	(187)
Change in pension and post retirement liability	(2,181)	(2,010)	1,690
Tax effect	834	769	(659)
Change in pension and post-retirement liability, net of tax	(1,347)	(1,241)	1,031
Other comprehensive income (loss), net of tax	(3,264)	10,130	(17,282)
Comprehensive income (loss)	$3,650	$160,588	$(18,765)

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Shareholders’ Equity

							Accumulated
					Common		Other
(dollars in thousands, except share and per share	Preferred Stock		Common Stock		Stock	Accumulated	Comprehensive
data)	Shares	Amount	Shares	Amount	Warrant	Deficit	Income (Loss)	Total
Balance, December 31, 2012	—	$—	21,698,115	$460,955	$—	$(362,187)	$(323)	$98,445
Comprehensive income (loss):
Net loss	—	—	—	—	—	(1,483)	—	(1,483)
Other comprehensive loss, net of tax	—	—	—	—	—	—	(17,282)	(17,282)
Total comprehensive loss								(18,765)
Stock options and awards:
Compensation expense recognized	—	—	—	628	—	—	—	628
Shares issued as compensation to directors	—	—	5,001	53	—	—	—	53
Restricted stock awards issued to employees	—	—	158,302	—	—	—	—	—
Balance, December 31, 2013	—	$—	21,861,418	$461,636	$—	$(363,670)	$(17,605)	$80,361
Comprehensive income (loss):
Net income	—	—	—	—	—	150,458	—	150,458
Other comprehensive income, net of tax	—	—	—	—	—	—	10,130	10,130
Total comprehensive income								160,588
Stock offering, net of issuance cost of $18	—	—	2,367,425	24,982	—	—	—	24,982
Reclass of warrant upon expiration of down-round term	—	—	—	56	—	—	—	56
Stock options and awards:
Compensation expense recognized	—	—	—	853	—	—	—	853
Shares issued as compensation to directors	—	—	7,423	76	—	—	—	76
Restricted stock awards issued to employees and directors, net of cancellations	—	—	(50,343)	—	—	—	—	—
Balance, December 31, 2014	—	$—	24,185,923	$487,603	$—	$(213,212)	$(7,475)	$266,916
Comprehensive income:
Net income	—	—	—	—	—	6,914	—	6,914
Other comprehensive loss, net of tax	—	—	—	—	—	—	(3,264)	(3,264)
Total comprehensive income								3,650
Stock options and awards:
Compensation expense recognized	—	—	—	2,429	—	—	—	2,429
Restricted stock awards issued to employees and directors, net of cancellations	—	—	102,801	—	—	—	—	—
Shares issued as compensation to directors	—	—	3,922	43	—	—	—	43
Balance, December 31, 2015	—	$—	24,292,646	$490,075	$—	$(206,298)	$(10,739)	$273,038

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
(dollars in thousands)	2015	2014	2013
Operating Activities
Net income (loss)	$6,914	$150,458	(1,483)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	3,588	3,811	3,646
Provision for (Recovery of) loan losses	(2,981)	(5,371)	523
Deferred income taxes	7,124	(142,492)	1,326
Deferred loan fees and costs, net	(497)	324	(251)
Premium amortization and discount accretion of investment securities, net	2,778	2,294	4,061
Net gain on sale of investment securities	—	(974)	(2,772)
Amortization of core deposit premiums	1,422	1,408	1,407
Net accretion of purchase accounting adjustments	(7,146)	(10,075)	(16,958)
Stock compensation expense	2,472	929	681
Increase in cash surrender value of bank-owned life insurance, net	(923)	(1,146)	(1,148)
Loans held for sale:
Origination of loans held for sale	(100,287)	(59,470)	(114,104)
Net proceeds from sale of loans held for sale	98,530	59,103	121,080
Net gain on sale of loans held for sale	(849)	(593)	(1,838)
Mortgage servicing rights capitalized	(1,088)	(644)	(1,131)
Mortgage servicing rights amortization and impairment	583	470	305
Net (gain) loss on sale of premises and equipment	(520)	59	538
Net loss on sales and write-downs of other real estate owned	1,784	754	3,921
Changes in assets and liabilities:
(Increase) Decrease in accrued interest receivable and other assets	(6,436)	2,405	(293)
Decrease in accrued interest payable and other liabilities	(5,066)	(469)	(1,997)
Net cash provided by (used in) operating activities	(598)	781	(4,487)
Investing Activities
Available-for-sale securities:
Proceeds from sales	—	37,239	177,826
Proceeds from maturities, calls and principal repayments	57,291	44,970	72,263
Purchases	(89,071)	—	(127,794)
Held-to-maturity securities:
Proceeds from maturities, calls and principal repayments	—	8,935	3,416
Purchases	(20,394)	—	(155,394)
Net increase in loans held for investment	(184,985)	(139,711)	(28,776)
Proceeds from sales of other real estate owned	6,590	10,150	37,785
Purchases of premises and equipment	(2,280)	(2,001)	(3,326)
Proceeds from sales of premises and equipment	2,004	282	920
Net cash received for acquisition	56,788	—	—
Net cash used in investing activities	(174,057)	(40,136)	(23,080)
Financing Activities
Net increase (decrease) in deposits	94,358	45,715	(157,810)
Increase (Decrease) in retail repurchase agreements	(1,857)	2,159	(1,758)
Increase (Decrease) in Federal Home Loan Bank advances	25,447	(5,049)	14,955
Issuance of common stock, net of expense	—	24,982	—
Net cash provided by (used) in financing activities	117,948	67,807	(144,613)
Net (Decrease) Increase in Cash and Cash Equivalents	(56,707)	28,452	(172,180)
Cash and Cash Equivalents at Beginning of Period	95,882	67,430	239,610
Cash and Cash Equivalents at End of Period	$39,175	$95,882	$67,430

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$13,442	$9,090	$10,093
Income taxes, net of refunds	39	—	58
Noncash transactions:
Foreclosed loans transferred to other real estate owned	4,503	4,372	15,001
Loans to facilitate the sale of other real estate owned	—	1,699	7,696
Transfer of fixed assets to other assets	1,335	2,136	—
Unrealized securities gains (losses), net of income taxes	(2,159)	11,459	(18,126)
Employee benefit plan costs (income), net of income taxes	(963)	(1,005)	844
Unrealized loss on interest rate swap, net of income taxes	(142)	(324)	—
Reclass of warrant upon expiration of down-round term	—	(56)	—

See accompanying notes to consolidated financial statements.

CommunityOne Bancorp and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Operations and Basis of Presentation

Nature of Operations/Consolidation

CommunityOne Bancorp, (“COB” or the “Company,” also referred to as “us” or “we” and our subsidiaries on a consolidated basis), is a bank holding company headquartered in Charlotte, North Carolina and incorporated in 1984 under the laws of the State of North Carolina. Through our ownership of CommunityOne Bank, N.A., or the “Bank,” a national banking association founded in 1907 and headquartered in Asheboro, North Carolina, we offer a complete line of consumer, mortgage and business banking services, including loan, deposit, treasury management, online and mobile banking services, as well as wealth management and trust services, to individual and small and middle market businesses through financial centers located throughout central, southern and western North Carolina. Our strategy is to grow the Company organically by focusing on meeting the financial needs of customers in our market area by providing a suite of quality financial products and services through local and experienced bankers and lenders located in branches and loan production offices in our customers’ local market. We also offer the convenience of online and mobile banking capabilities. In addition to organic growth, our strategy is to grow through merger and acquisition activity in our markets, should attractive opportunities present themselves. We define our market as communities located in North Carolina, as well as adjoining markets in South Carolina and Virginia.

On November 22, 2015, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Capital Bank Financial Corp., a Delaware corporation (“Capital Bank”), under which, upon the terms and subject to the conditions set forth in the Merger Agreement, COB will merge with and into Capital Bank (“Merger”), with Capital Bank as the surviving corporation in the Merger. Immediately following the Merger, the Bank will merge with and into Capital Bank’s wholly owned bank subsidiary, with Capital Bank’s bank subsidiary surviving the bank merger. The Merger is subject to, among other things, regulatory and shareholder approval and other customary closing conditions and is currently expected to close in the second quarter of 2016.

In July 2013, we changed our name from FNB United Corp. to CommunityOne Bancorp, and our stock symbol from FNBN to COB.

Basis of Presentation

The accounting and reporting policies of COB are in accordance with U.S. generally accepted accounting principles (“GAAP”). All significant intercompany balances and transactions have been eliminated.

Use of Estimates

We have made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates. Material estimates subject to change in the near term include, among other items, the allowances for loan losses (“ALL”), the carrying value of other real estate owned (“OREO”), the carrying value of investment securities, the carrying value of purchased impaired loans and the valuation of deferred tax assets.

Reclassification

Certain reclassifications have been made to the prior period consolidated financial statements to place them on a comparable basis with the current period consolidated financial statements. These reclassifications have no effect on net loss or shareholders’ equity as previously reported.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations. Under the acquisition method, the acquiring entity in a business combination recognizes 100% of the acquired assets and assumed liabilities, regardless of the percentage owned, at their estimated fair values as of the date of acquisition. Any excess of the purchase price over the fair value of net assets and other identifiable intangible assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including other identifiable assets, exceed the purchase price, a bargain purchase gain is recognized. Assets acquired and liabilities assumed from contingencies must also be recognized at fair value, if the fair value can be determined during the measurement period. Results of operations of an acquired business are included in the statement of operations from the date of acquisition. Acquisition-related costs, including conversion and restructuring charges, are expensed as incurred.

Business Segments

We report business segments in accordance with accounting guidance. Business segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assess performance. The guidelines require that a public enterprise report a measure of segment profit or loss, certain specific revenue and expense items, segment assets, information about the way that the business segments were determined and other items. We have only one business segment.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include the balance sheet captions: cash and due from banks, and interest-bearing bank balances.

Investment Securities

Investment securities are categorized and accounted for as follows:

•                 Available-for-sale (“AFS”) securities - Debt and equity securities not classified as either held-to-maturity securities or trading securities are reported at fair value, with unrealized gains and losses, net of related tax effect, included as an item of accumulated other comprehensive income and reported as a separate component of shareholders’ equity.

•                 Held-to-maturity (“HTM”) securities - Debt securities that COB has the positive intent and ability to hold to maturity are reported at amortized cost.

We intend to hold securities classified as AFS securities for an indefinite period of time but may sell them prior to maturity. All other securities, which COB has the positive intent and ability to hold to maturity, are classified as HTM securities. At December 31, 2015, and December 31, 2014, we have securities with an amortized cost of $148.0 million and $142.5 million in the HTM portfolio.

A decline, which is deemed to be other than temporary, in the market value of any AFS or HTM security to a level below cost results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established.

Our policy regarding other than temporary impairment (“OTTI”) of investment securities requires continuous monitoring of those securities. The evaluation includes an assessment of both qualitative and quantitative measures to determine whether, in management’s judgment, the investment is likely to recover its original value. If the evaluation concludes that the investment is not likely to recover its original value, the unrealized loss is reported as an OTTI, and the loss is recorded in the Consolidated Statements of Operations.

For debt securities, an impairment loss is recognized in earnings only when (1) we intend to sell the debt security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) we do not expect to recover the entire amortized cost basis of the security. In situations where we intend to sell or when it is more likely than not that we will be required to sell the security, the entire impairment loss must be recognized in earnings. In all other situations, only the portion of the impairment loss representing the credit loss must be recognized in earnings, with the remaining portion being recognized in shareholders’ equity as a component of other comprehensive loss, net of deferred taxes.

Interest income on debt securities is adjusted using the level yield method for the amortization of premiums and accretion of discounts. The adjusted cost of the specific security is used to compute gains or losses on the disposition of securities on a trade date basis.

Loans Held for Sale

At December 31, 2015, loans held for sale consisted of residential mortgage loans held for sale in the secondary market, as well as commercial loans guaranteed by the Small Business Administration (“SBA”) similarly held for sale in the secondary market. At December 31, 2014 and 2013, loans held for sale consisted solely of residential mortgage loans which had not yet been sold. The loans held for sale are carried at the aggregate lower of cost or fair value less estimated costs to sell.

Loans are generally sold without recourse. Gains or losses on loan sales are recognized at the time of sale, are determined by the difference between net sales proceeds and the carrying value of the loan sold, and are included in mortgage loan income.

Loans Held for Investment

Loans held for investment are stated at the principal amounts outstanding adjusted for purchase premiums/discounts, deferred net loan fees and costs, and unearned income. COB reports its loan portfolio by segments and classes, which are disaggregations of portfolio segments. COB’s portfolio segments are: Commercial and agricultural, Real estate, and Consumer loans. The Commercial and agricultural loan and Consumer loan portfolios are not further segregated into classes. The classes within the Real estate portfolio segment include Real estate - construction and Real estate mortgage, further broken into 1-4 family residential mortgage and Commercial real estate mortgage loans.

Loan fees and the incremental direct costs associated with making loans are deferred and subsequently recognized over the life of the loan as an adjustment of interest income. The premium or discount on purchased loans is amortized over the expected life of the loans and is included in interest and fees on loans.

All loan classes are considered past due when the contractual amounts due with respect to principal and interest are not received within 30 days of the contractual due date. When we cannot reasonably expect full and timely repayment of its loan, the loan is placed on nonaccrual.

All loans on which principal or interest is in default for 90 days or more are put on nonaccrual status, unless there is sufficient documentation to conclude that the loan is well secured and in the process of collection. A debt is “well-secured” if collateralized by liens on or pledges of real or personal property, including securities, that have a realizable value sufficient to discharge the debt in full; or by the guarantee of a financially responsible party. A debt is “in process of collection” if collection is proceeding in due course either through legal action, including judgment enforcement procedures, or, in appropriate circumstances, through collection efforts not involving legal action that are reasonably expected to result in repayment of the debt or its restoration to a current status.

Loans that are less than 90 days delinquent may also be placed on nonaccrual, if approved, due to deterioration in the borrower’s financial condition that could result in less than full repayment.

A nonaccrual loan may be returned to accrual status when we can reasonably expect continued timely payments until payment in full. All prior arrearage does not have to be eliminated, nor do all previously charged off amounts need to have been recovered, but the loan can still be returned to accrual status if the following conditions are met: (1) all principal and interest amounts contractually due (including arrearage) are reasonably assured of repayment within a reasonable period; and (2) there is a sustained period of repayment performance (generally a minimum of six months) by the borrower, in accordance with the contractual terms involving payments of cash or cash equivalents.

At the time a loan is placed on nonaccrual, all accrued, unpaid interest is charged off, unless it is documented that repayment of all principal and presently accrued but unpaid interest is probable. Charge-offs of accrued and unpaid interest are taken against the current year’s interest income. They are not charged to the current ALL.

Cash receipts received on nonaccrual loans are generally applied against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income.

Charge-off of Uncollectible Loans - As soon as any loan becomes uncollectible, the loan will be charged down or charged off as follows:

•                 If unsecured, the loan must be charged off in full.

•                 If secured, the outstanding principal balance of the loan should be charged down to the net liquidation value of the collateral.

Loans should be considered uncollectible when:

•                 No regularly scheduled payment has been made within four months, or

•                 The loan is unsecured, the borrower files for bankruptcy protection and there is no other (guarantor, etc.) support from an entity outside of the bankruptcy proceedings.

Based on a variety of credit, collateral and documentation issues, loans with lesser degrees of delinquency or obvious loss may also be deemed uncollectible.

Impaired Loans - An impaired loan is one for which COB will not be repaid all principal and interest due per the terms of the original contract or within reasonably modified contracted terms. If the loan has been modified to provide relief to the borrower, the loan is deemed to be impaired if all principal and interest will not be repaid according to the original contract. All loans meeting the definition of Doubtful are considered impaired.

When a loan in any class has been determined to be impaired, the amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. When the present value of expected future cash flows is used, the effective interest rate is the original contractual interest rate of the loan adjusted for any premium or discount. When the contractual interest rate is variable, the effective interest rate of the loan changes over time. A specific reserve is established as a component of the ALL when a loan has been determined to be impaired. After three months, specific reserves are considered for charge off. Subsequent to the initial measurement of impairment, if there is a significant change to the impaired loan’s expected future cash flows, or if actual cash flows are significantly different from the cash flows previously estimated, COB recalculates the impairment and appropriately adjusts the specific reserve. Similarly, if COB measures impairment based on the observable market price of an impaired loan or the fair value of the collateral of an impaired collateral-dependent loan, COB will adjust the specific reserve if there is a significant change in either of those bases.

When a loan within any class is impaired and principal and interest is in doubt when contractually due, interest income is not recognized. Cash receipts received on nonaccruing impaired loans within any class are generally applied entirely against principal until the loan has been collected in full, after which time any additional cash receipts are recognized as interest income. Cash receipts received on accruing impaired loans within any class are applied in the same manner as accruing loans that are not considered impaired.

Acquired Loans

In addition to originating loans, we also purchase loans. At acquisition, purchased loans are designated as either purchased contractual loans (“PC loans”) or purchased impaired loans (“PI loans”). PC loans are acquired loans where management believes it is probable that it will receive all principal as of the date of acquisition. These loans are accounted for under the contractual cash flow method, under ASC 310-20. Any discount or premium paid on PC loans is recorded in interest income using the effective yield method over the expected life of the loans.

PI loans are acquired loans where management believes, at acquisition date, it is probable that all principal on the acquired loans will not be received. PI loans are placed in homogeneous risk-based pools, based on such factors as purpose and/or type of loan, and are treated in the aggregate where accounting for projected cash flows is performed, as allowed under ASC 310-30. The fair value of the loan pool is the present value of expected future cash flows at the acquisition date. The difference between the expected cash flows and the fair value is known as the accretable yield which is recognized as interest income over the remaining life of each PI loan pool when there is a reasonable expectation about the timing and amount of such cash flows.

Once a PI loan pool is established the individual loans within each pool do not change. As management obtains new information related to changes in expected principal loss and expected cash flows, by pool, we record either an increase in yield when new expected cash flows increase, an allowance for loan losses when new expected cash flows decline, or a decrease in yield when there is only a timing difference in expected cash flows.

PI loans that meet the criteria for nonaccrual of interest at the time of acquisition may be considered performing upon and subsequent to acquisition, regardless of whether the customer is contractually delinquent, if the timing and expected cash flows on such loans can be reasonably estimated and if collection of the new carrying value of such loans is expected.

Loans acquired in the Granite Merger (“Granite Purchased Loans”) included PI loans and PC loans. Loans designated as PC loans included performing revolving consumer and performing revolving commercial loans on acquisition date.

At December 31, 2015 and December 31, 2014 an ALL of $2.8 million and $3.2 million, respectively, was required for the acquired Granite loans. In addition, the acquired Granite loans are recorded on an accruing basis. We recorded $7.0 million, $9.6 million and $16.0 million in accretable yield during 2015, 2014 and 2013, respectively, on the Granite loans.

Allowance for Loan Losses

COB’s allowance for loan losses (“ALL”), which is utilized to absorb actual losses in the loan portfolio, is maintained at a level consistent with management’s best estimate of probable loan losses to be incurred as of the balance sheet date. Management assesses COB’s ALL quarterly. This assessment includes a methodology that separates the total loan portfolio into homogeneous loan classifications for purposes of evaluating risk. The required allowance is calculated by applying a risk adjusted reserve requirement to the dollar volume of loans within a homogenous group. For purposes of the ALL, we have grouped our loans into pools according to the loan segmentation regime employed on schedule RC-C of the FFIEC’s Consolidated Report of Condition and Income. Major loan portfolio subgroups include: risk graded commercial loans, mortgage loans, home equity loans, retail loans and retail credit lines. Management also analyzes the loan portfolio on an ongoing basis to evaluate current risk levels, and risk grades are adjusted accordingly. While management uses the best information available to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

Historical Loss Rates: Historical loss rates are calculated by associating losses to the risk-graded pool to which they relate for each of the previous eight quarters. Then, using a look back period consisting of the twenty most recent quarters, loss factors are calculated for each risk-graded pool using a simple average.

Q&E Loss Factors: In addition to our ability to use our own historical loss data and migration between risk grades, we have a rigorous process for computing the qualitative factors that impact the ALL. The methodology incorporates various internal and external qualitative and environmental factors as described in the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 2006. Some factors are quantifiable, such as concentration, growth, delinquency, and nonaccrual risk by loan type, while other factors are qualitative in nature, such as staff competency, competition within our markets and economic and regulatory changes impacting the loans held for investment, and are determined on the basis of management observation, judgment, and experience. A committee, independent of the historical loss migration team, reviews risk factors that may impact the ALL. The factors utilized by COB for all loan classes are as follows:

a)             Standard — Accounts for inherent uncertainty in using the past as a predictor of the future. Particularly, this factor will be used to make adjustments when historical loss data over the look back period is above or below the loss experienced over more recent periods, causing the model to over or under predict the potential losses currently in the portfolio.

b)             Volume — Accounts for historical growth characteristics of the portfolio over the loss recognition period.

c)              Terms — Measures risk derived from granting terms outside of policy and underwriting guidelines.

d)             Staff — Reflects staff competence in various types of lending.

e)              Delinquency — Reflects increased risk deriving from higher delinquency rates.

f)               Nonaccrual — Reflects increased risk of loans with characteristics that merit nonaccrual status.

g)              Migration — Accounts for the changing level of risk inherent in loans as they migrate into, or away from, more adverse risk grades.

h)             Concentration — Measures increased risk derived from concentration of credit exposure in particular industry segments within the portfolio.

i)                 Production — Measures impact of efforts towards expanding credit exposure and potential risk derived from new loan production.

j)                Process — Measures increased risk derived from more demanding processing requirements directed towards risk mitigation.

k)             Economic — Impact of general and local economic factors and effect is felt uniformly across pools.

l)                 Competition — Measures risk associated with Bank’s response to competitors’ relaxed credit requirements.

m)         Regulatory and Legal — Measures risk from exposure to regulations, legislation, and legal code that result in increased risk of loss.

Each pool is assigned an adjustment to the potential loss percentage by assessing its characteristics against each of the factors listed above.

Calculation and Summary: A general reserve amount for each loan pool is calculated by adding the historical loss rate to the total Q&E factors, and applying the combined percentage to the pool loan balances.

Reserves are generally divided into three allocation segments:

1.              Individual Reserves. These are calculated against loans evaluated individually and deemed most likely to be impaired. Management determines which loans will be considered for potential impairment review. This does not mean that an individual reserve will necessarily be calculated for each loan considered for impairment, only for those noted during this process as likely to have a loss. Loans to be considered will generally include:

•           All commercial loans classified substandard or worse;

•           Any other loan in a nonaccrual status;

•           Any loan, consumer or commercial, that has already been modified such that it meets the definition of Troubled Debt Restructurings (“TDR”); and

•           Any loan for which the customer has filed Bankruptcy when the customer does not reaffirm the debt.

The individual reserve must be verified at least quarterly, and recalculated whenever additional relevant information becomes available. All information related to the calculation of the individual reserve, including internal or external collateral valuations, assumptions, calculations, etc. must be documented.

Individual reserve amounts are not carried indefinitely.

•                  When the amount of the actual loss becomes reasonably quantifiable the amount of the loss should be charged off against the ALL, whether or not all liquidation and recovery efforts have been completed.

•                  If the total amount of the individual reserve that will eventually be charged off cannot yet be determined, but some portion of the individual reserve can be viewed as an imminent loss, that smaller portion can be charged off against the ALL and the individual reserve reduced by a corresponding amount. It is acceptable to retain an estimate of remaining loss as a “special reserve” only when the estimate is not reasonably quantifiable.

•                  Impaired loans with a de minimis balance are not individually evaluated for individual reserve but they are included in the formula reserve calculation.

2.              Formula Reserves. Formula reserves are held against loans evaluated collectively. Loans are grouped by type or by risk grade, or some combination of the two. Loss estimates are based on historical loss rates for each respective loan group.

Formula reserves represent COB’s best estimate of losses that may be inherent, or embedded, within the group of loans, even if it is not apparent at this time which loans within any group or pool represent those embedded losses.

3.              Unallocated Reserves. If individual reserves represent estimated losses tied to any specific loan, and formula reserves represent estimated losses tied to a pool of loans but not yet to any specific loan, then unallocated reserves represent an estimate of losses that are expected, but are not yet tied to any loan or group of loans. Unallocated reserves are generally the smallest of the three overall reserve segments and are set based on qualitative factors.

All information related to the calculation of the three segments including data analysis, assumptions, calculations, etc. are documented. Assigning specific individual reserve amounts, formula reserve factors, or unallocated amounts based on unsupported assumptions or conclusions is not permitted.

COB lends primarily in North Carolina. As of December 31, 2015, a substantial majority of the principal amount of the loans held for investment in its portfolio was to businesses and individuals in North Carolina. This geographic concentration subjects the loan portfolio to the general economic conditions within this area. The risks created by this concentration have been considered by management in the determination of the adequacy of the ALL. Management believes the ALL is adequate to cover estimated losses on loans at each balance sheet date.

In addition, as an integral part of the examination process, the OCC periodically reviews the Bank’s ALL. The OCC may require the Bank to recognize adjustments to the allowance based on its judgment about information available to it at the time of its examination.

Other Real Estate Owned

Other real estate owned (“OREO”), represents properties acquired through foreclosure or deed in lieu thereof. The property is classified as held for sale. The property is initially carried at fair value based on recent appraisals, less estimated costs to sell. Declines in the fair value of properties included in OREO below carrying value are recognized by a charge to income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight line basis over the estimated useful lives of the assets as follows: buildings and improvements, 10 to 50 years, and furniture and equipment, 3 to 10 years. Leasehold improvements are amortized on a straight line basis over the shorter of the estimated life of the improvement or the term of the lease.

Intangible Assets

Goodwill arises from business combinations and represents the excess of the purchase price over the fair value of the net assets and other identifiable intangible assets acquired. Goodwill and other intangible assets deemed to have indefinite lives generated from purchase business combinations are not subject to amortization and are instead assessed for impairment no less than annually. Impairment exists when the carrying value of the goodwill exceeds its implied fair value. Impairment charges are included in noninterest expense in the statements of operations.

Intangible assets with estimable useful lives are amortized over such useful lives to their estimated residual values. Core deposit premium assets (“CDP”), is recognized apart from goodwill at the time of acquisition based on market valuations prepared by independent third parties. In preparing such valuations, the third parties consider variables such as deposit servicing costs, attrition rates, and market discount rates. CDP assets are amortized to expense over their useful lives, which we have estimated to range from 8 to 10 years. CDP is reviewed for impairment quarterly or earlier if events or changes in circumstances indicate that their carrying values may not be recoverable. If the recoverable amount of CDP is determined to be less than its carrying value, we would then measure the amount of impairment based on an estimate of the intangible asset’s fair value at that time. If the fair value is below the carrying value, the intangible asset is reduced to such fair value and the impairment is recognized as noninterest expense in the statements of operations.

Mortgage Servicing Rights (“MSRs”)

The rights to service mortgage loans for others are included in core deposit premiums and other intangibles in the consolidated balance sheet. MSRs are recorded at fair value on an ongoing basis, with changes in fair value recorded in the results of operations. A fair value analysis of MSRs is performed on a quarterly basis.

Income Taxes

Income tax expense includes both a current provision based on the amounts computed for income tax return purposes and a deferred provision that results from application of the asset and liability method of accounting for deferred taxes. Under the asset and liability method, deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. If sufficient evidence is not available to support a determination that it is more likely than not that all or a portion of a deferred tax asset will be realized then a valuation allowance must be recorded to the extent the asset cannot be realized.

Management must consider all available evidence, both positive and negative, in applying its judgment to determine whether a valuation allowance is necessary. Evidence includes but is not limited to a history of cumulative losses, the circumstances under which such losses arose, reliable forecasts of future taxable income, availability of prudent tax planning initiatives, and length of the remaining carryforward period.

COB classifies interest and penalties related to income taxes as a component of income tax expense.

Earnings per Share (“EPS”)

As required for entities with complex capital structures, a dual presentation of basic and diluted EPS is included on the face of the statements of operations, and a reconciliation is provided in a footnote of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Comprehensive Income

Comprehensive income is defined as the change in equity of an enterprise during a period from transactions and other events and circumstances from non-owner sources and, accordingly, includes both net income and amounts referred to as other comprehensive income. The items of other comprehensive income are included in the consolidated statement of comprehensive loss. The accumulated balance of other comprehensive loss is included in the shareholders’ equity section of the consolidated balance sheet. COB’s components of accumulated other comprehensive loss for each period presented include unrealized gains (losses) on investment securities classified as available-for-sale, interest rate swaps and the effect of the defined benefit pension and other postretirement plans for employees.

For the twelve months ended December 31, 2015, 2014 and 2013, total comprehensive income (loss) was $3.7 million, $160.6 million and $(18.8) million, respectively. The deferred income tax benefit related to the components of other comprehensive loss amounted to $2.0 million, $6.3 million and $10.8 million respectively, for the same periods as previously mentioned.

The accumulated balances related to each component of other comprehensive loss are as follows:

	December 31, 2015		December 31, 2014		December 31, 2013
(dollars in thousands)	Pre-tax	After-tax	Pre-tax	After-tax	Pre-tax	After-tax
Net unrealized securities gains (losses)	$(8,381)	$(5,176)	$(4,885)	$(3,017)	$(23,443)	$(14,476)
Interest rate swaps	(754)	(466)	(525)	(324)	—	—
Pension and other postretirement benefit plan adjustments	(8,255)	(5,097)	(6,696)	(4,134)	(5,068)	(3,129)
Accumulated other comprehensive loss	$(17,390)	$(10,739)	$(12,106)	$(7,475)	$(28,511)	$(17,605)

Employee Benefit Plans

COB has a matching retirement/savings plan, a postretirement benefit plan, and a defined benefit pension plan. The Company also had three noncontributory, nonqualified supplemental executive retirement plans (“SERPs”) covering certain employees, all of which have been terminated.

COB’s matching defined contribution retirement/savings plan permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by COB based on the plan formula, which is $.50 for each dollar on the first 6% of eligible pay deferred by the employee under the plan. Additionally, commencing in 2007, COB on a discretionary basis may make an annual contribution up to a specified percentage of compensation as defined by the plan to the account of each eligible employee. COB did not make a discretionary contribution in 2015, 2014 or 2013. The matching and discretionary contributions amounted to $0.7 million in 2015, $0.6 million in 2014, and $0.5 million in 2013.

The postretirement benefit plan provides medical insurance benefits to retirees who obtained certain age and service requirements. Previously, the plan also provided life insurance benefits, however, those benefits were terminated during 2015. Postretirement benefit costs, which are actuarially determined using the attribution method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet. Effective December 31, 2006, no new employees are eligible to enter the postretirement medical and life insurance plan. Employees who had obtained certain age and service qualifications continued to accrue benefits through December 31, 2010. Benefits are based on the employee’s years of service at retirement. Only employees who qualified for continued benefit accrual are eligible for benefits under this plan.

The defined benefit pension plan was frozen in 2006 and no additional employees are eligible to enter the plan. Employees who had obtained certain age and service qualifications continued to accrue benefits through December 31, 2010. Benefits are based on the employee’s compensation, years of service and age at retirement. Defined benefit pension costs, which are actuarially determined using the projected unit credit method, are charged to current operations. Pension costs of $0.4 million, $0.1 million and $0.3 million were recognized during 2015, 2014 and 2013, respectively. Annual funding contributions are made up to the maximum amounts allowable for Federal income tax purposes.

The three noncontributory, nonqualified SERPs covered certain executives and pay benefits based on factors similar to those for the defined benefit pension plan, with offsets related to amounts payable under the pension plan and social security benefits. SERP costs, which are actuarially determined using the projected unit credit method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet. All three plans have been terminated.

See Note 13 “Employee Benefit Plans” for additional information on all benefit plans described below.

COB also offers medical, dental, life, long-term disability, and vision care to its employees and shares in the costs of these programs.

Derivatives and Financial Instruments

A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. COB uses derivatives primarily to manage interest rate risk related to mortgage servicing rights, and long-term debt. The fair value of derivatives in a gain or loss position is included in other assets or liabilities, respectively, on the Consolidated Statements of Operations.

COB classifies its derivative financial instruments as either a hedge of an exposure to changes in the fair value of a recorded asset or liability, or a fair value hedge, or a hedge of an exposure to changes in the cash flows of a recognized asset, liability or forecasted transaction, or a cash flow hedge. COB has master netting agreements with the derivatives dealers with which it does business, but reflects gross gains and losses on the Consolidated Statements of Operations and Balance Sheets.

COB uses the long-haul method to assess hedge effectiveness. COB documents, both at inception and over the life of the hedge, at least quarterly, its analysis of actual and expected hedge effectiveness. This analysis includes techniques such as regression analysis and hypothetical derivatives to demonstrate that the hedge has been, and is expected to be, highly effective in off-setting corresponding changes in the fair value or cash flows of the hedged item. For a qualifying fair value hedge, changes in the value of the derivatives that have been highly effective as hedges are recognized in current period earnings along with the corresponding changes in the fair value of the designated hedged item attributable to the risk being hedged. For a qualifying cash flow hedge, the portion of changes in the fair value of the derivatives that have been highly effective are recognized in other comprehensive income until the related cash flows from the hedged item are recognized in earnings.

For either fair value hedges or cash flow hedges, ineffectiveness may be recognized in noninterest income to the extent that changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items attributable to the risk being hedged. If the hedge ceases to be highly effective, COB discontinues hedge accounting and recognizes the changes in fair value in current period earnings. If a derivative that qualifies as a fair value or cash flow hedge is terminated or the designation removed, the realized or then unrealized gain or loss is recognized into income over the original hedge period (fair value hedge) or period in which the hedged item affects earnings (cash flow hedge). Immediate recognition in earnings is required upon sale or extinguishment of the hedged item (fair value hedge) or if it is probable that the hedged cash flows will not occur (cash flow hedge).

See Note 18 for additional information related to derivatives and financial instruments.

Recent Accounting Pronouncements

Troubled Debt Restructurings - In January 2014, the FASB issued ASU No. 2014-04 Troubled Debt Restructurings by Creditors (Subtopic 310-40): “Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure” (“ASU No. 2014-04”). This pronouncement clarifies the criteria for concluding that an in substance repossession or foreclosure has occurred, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan. The amendments also outline interim and annual disclosure requirements. The amendments became effective for the Company for interim and annual reporting periods beginning after December 15, 2014. These amendments did not have a material effect on the Company’s financial statements.

Revenue from Contracts with Customers - In May 2014, the FASB issued an update (ASU No. 2014-09, Revenue from Contracts with Customers) creating FASB Topic 606, Revenue from Contracts with Customers. The guidance in this update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance provides steps to follow to achieve the core principle. An entity should disclose sufficient information to enable users of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. Qualitative and quantitative information is required about contracts with customers, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. The amendments in this update are effective for interim and annual reporting periods beginning after December 15, 2017. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

Business Combinations - In September 2015, the FASB issued ASU 2015-16, “Business Combinations (Topic 805) - Simplifying the Accounting for Measurement -Period Adjustments”. The amendments in ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments in ASU 2015-16 require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The amendments in ASU 2015-16 also require an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings by line item that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

Financial Instruments - In January 2016, the Financial Accounting Standard Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2016-1, “Financial instruments—Overall (Subtopic 825-10)” which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this Update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update eliminate the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. For public business entities, the amendments in ASU 2016-1 are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. We are currently evaluating the impact of adopting the new guidance on the consolidated financial statements.

FASB - From time to time, the Financial Accountings Standards Board (“FASB”) issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards.

Management considers the effect of the proposed statements on the consolidated financial statements of COB and monitors the status of changes to and proposed effective dates of exposure drafts. Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on COB’s financial position, results of operations or cash flows.

2. Acquisition by Capital Bank Financial Corp.

On November 22, 2015, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Capital Bank Financial Corp., a Delaware corporation (“Capital”), under which, upon the terms and subject to the conditions set forth in the Merger Agreement, COB will merge with and into Capital (the “Merger”), with Capital as the surviving corporation in the Merger. Immediately following the Merger, the Bank will merge with and into Capital’s wholly owned bank subsidiary, with Capital’s bank subsidiary surviving the bank merger. The Merger is subject to, among other things, regulatory and shareholder approval and other customary closing conditions and is currently expected to close in the second quarter of 2016.

Under the terms of the Merger Agreement, CommunityOne shareholders shall have the right to receive, at the election of each holder and subject to proration, $14.25 per share in cash or 0.43 of a share of Capital Class A common stock, with the total consideration to consist of 85% stock and 15% cash. Based on Capital’s closing price of $33.59 as of Friday, November 20, 2015, the merger consideration is valued at approximately $350 million.

3. Intangible Assets

Business Combinations

Unamortized Intangible Assets (Goodwill)

COB conducted an annual goodwill impairment test as of September 30, 2015, and determined there was no impairment to goodwill. The goodwill relates to the Granite acquisition. At December 31, 2015 and 2014, the gross and net balance of goodwill was $4.2 million, and there were no additions or impairment to goodwill during the years ended December 31, 2015, 2014 and 2013.

Amortized Intangible Assets

Core Deposit Premium (“CDP”)

For intangible assets related to business combinations, the following is a summary of the gross carrying amount and accumulated amortization of amortized intangible assets and the carrying amount of unamortized intangible assets:

	As of December 31,
(dollars in thousands)	2015	2014
Core deposit premium related to business combinations:
Carrying amount	$13,546	$13,102
Accumulated amortization	10,569	9,147
Net core deposit premium	$2,977	$3,955

During the third quarter we finalized the acquisition accounting for the CertusBank, N.A. branch acquisition and recorded a bargain purchase gain in other income of $0.3 million, representing the excess of the net fair value of assets acquired and liabilities assumed over the purchase price.

Amortization of CDP intangibles totaled $1.4 million in 2015, $1.4 million in 2014 and $1.4 million in 2013.

The following table presents the estimated amortization expense for intangible assets related to business combinations for each of the five calendar years ending December 31, 2019 and the estimated amount amortizable thereafter. These estimates are subject to change in future periods to the extent management determines it is necessary to make adjustments to the carrying value or estimated useful lives of amortized intangible assets.

(dollars in thousands)	Estimated Amortization Expense
2016	$908
2017	685
2018	685
2019	583
2020	73
Thereafter	43
Total	$2,977

Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others amounted to $304.6 million and $235.0 million at December 31, 2015 and 2014, respectively, and the fair value of mortgage servicing rights was $2.2 million and $1.7 million as of the same dates.

4. Investment Securities

Our primary objective in managing the investment portfolio is to maintain a portfolio of high quality, highly liquid investments yielding competitive returns. We are required under federal regulations to maintain adequate liquidity to ensure safe and sound operations. We maintain investment balances based on a continuing assessment of cash flows, the level of loan production, current interest rate risk strategies and an assessment of the potential future direction of market interest rate changes. Investment securities differ in terms of default, interest rate, liquidity and expected rate of return risks.

The following table summarizes the amortized cost and estimated fair value of investment securities and presents the related gross unrealized gains and losses:

December 31, 2015

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale:
Obligations of U.S. government sponsored enterprises	$2,005	$3	$—	$2,008
Residential mortgage-backed securities-GSE	286,057	339	8,289	278,107
Residential mortgage-backed securities-Private	33,235	578	236	33,577
Commercial mortgage-backed securities-GSE	21,980	—	368	21,612
Commercial mortgage-backed securities-Private	17,869	—	294	17,575
Corporate notes	37,669	—	114	37,555
Total available-for-sale	$398,815	$920	$9,301	$390,434
Held-to-Maturity:
Residential mortgage-backed securities-GSE	120,197	—	2,310	117,887
Residential mortgage-backed securities-Private	17,712	—	298	17,414
Commercial mortgage-backed securities-Private	10,058	—	174	9,884
Total held-to-maturity	$147,967	$—	$2,782	$145,185
Total investment securities	$546,782	$920	$12,083	$535,619

December 31, 2014

(dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Available-for-Sale:
Obligations of U.S. government sponsored enterprises	$2,028	$16	$—	$2,044
Residential mortgage-backed securities-GSE	295,300	438	5,593	290,145
Residential mortgage-backed securities-Private	16,455	820	4	17,271
Commercial mortgage-backed securities-GSE	22,377	—	419	21,958
Commercial mortgage-backed securities-Private	10,365	—	150	10,215
Corporate notes	8,399	8	—	8,407
Total available-for-sale	$354,924	$1,282	$6,166	$350,040
Held-to-Maturity:
Residential mortgage-backed securities-GSE	132,396	116	1,635	130,877
Commercial mortgage-backed securities-Private	10,065	—	67	9,998
Total held-to-maturity	$142,461	$116	$1,702	$140,875
Total investment securities	$497,385	$1,398	$7,868	$490,915

As a member of the Federal Home Loan Bank of Atlanta (“FHLB”), the Bank is required to own capital stock in the FHLB based generally upon the balances of total assets and FHLB advances. FHLB capital stock is pledged to secure FHLB advances. This investment is carried at cost since no ready market exists for FHLB stock and there is no quoted market value. However, redemption of this stock has historically been at par value. The Bank owned a total of $6.0 million of FHLB stock at December 31, 2015 and $4.9 million at December 31, 2014. Due to the redemption provisions of FHLB stock, we estimate that fair value approximates cost and that this investment is not impaired at December 31, 2015. FHLB stock is included in other assets at its original cost basis.

As a member bank of the Federal Reserve Bank of Richmond (“FRBR”), the Bank also is required to own capital stock of the FRBR based upon a percentage of the bank’s common stock and surplus. This investment is carried at cost since no ready market exists for FRBR stock and there is no quoted market value. At December 31, 2015 and December 31, 2014, the Bank owned a total of $9.9 million and $4.7 million of FRBR stock, respectively. Due to the nature of this investment in an entity of the U.S. government, we have estimated that fair value approximated the cost and that this investment was not impaired at December 31, 2015. FRBR stock is included in other assets at its original cost basis.

These investments recorded at cost are included in Other Assets on the Consolidated Balance Sheets, as follows:

	December 31,
(dollars in thousands)	2015	2014
Federal Home Loan Bank stock	$5,971	$4,855
Federal Reserve Bank stock	9,884	4,713
Total other investments	$15,855	$9,568

Gross gains and losses recognized (by specific identification) on the sale of securities are summarized as follows:

	Years Ended December 31,
(dollars in thousands)	2015	2014	2013
Proceeds from sales of investment securities	$—	$37,239	$177,826

Gains on sales of investment securities available-for-sale	—	1,392	2,953
Losses on sales of investment securities available-for-sale	—	(418)	(181)
Total securities gains, net	$—	$974	$2,772

At December 31, 2015, $150.0 million of the investment securities portfolio was pledged to secure public deposits, $17.1 million was pledged to retail repurchase agreements and $157.7 million was pledged to others, principally the FHLB and FRBR, leaving $213.6 million available as unpledged securities collateral. At December 31, 2014, $121.9 million of the investment securities portfolio was pledged to secure public deposits, $16.8 million was pledged to retail repurchase agreement and $173.2 million was pledged to others, leaving $180.6 million available as lendable collateral.

The following tables show our investments’ estimated fair value and gross unrealized losses, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at December 31, 2015 and December 31, 2014. The change in unrealized losses during the years ending December 31, 2015 and 2014 was attributed to changes in interest rates and not to changes in the credit quality of these securities. All unrealized losses on investment securities are considered by management to be temporary given the credit quality of these investment securities or the short duration of the unrealized loss, or both.

	Less than 12 Months		12 Months or More		Total
(dollars in thousands)	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
December 31, 2015
Available-for-Sale:
Residential mortgage-backed securities-GSE	$137,998	$2,560	$132,148	$5,729	$270,146	$8,289
Residential mortgage-backed securities-Private	26,265	231	636	5	26,901	236
Commercial mortgage-backed securities-GSE	21,612	368	—	—	21,612	368
Corporate Notes	30,523	114	—	—	30,523	114
Commercial mortgage-backed securities-Private	17,575	294	—	—	17,575	294
Total available-for-sale	$233,973	$3,567	$132,784	$5,734	$366,757	$9,301
Held-to-Maturity:
Residential mortgage-backed securities-GSE	$83,014	$1,481	$34,872	$829	$117,886	$2,310
Residential mortgage-backed securities-Private	17,414	298	—	—	17,414	298
Commercial mortgage-backed securities-Private	9,884	174	—	—	9,884	174
Total held-to-maturity	$110,312	$1,953	$34,872	$829	$145,184	$2,782
Total	$344,285	$5,520	$167,656	$6,563	$511,941	$12,083

December 31, 2014
Available-for-Sale:
Residential mortgage-backed securities-GSE	$—	$—	$245,457	$5,593	$245,457	$5,593
Residential mortgage-backed securities-Private	1,154	4	—	—	1,154	4
Commercial mortgage-backed securities-GSE	—	—	21,958	419	21,958	419
Commercial mortgage-backed securities-Private	—	—	10,215	150	10,215	150
Total available-for-sale	$1,154	$4	$277,630	$6,162	$278,784	$6,166
Held-to-Maturity:
Residential mortgage-backed securities-GSE	$—	$—	$112,878	$1,635	$112,878	$1,635
Commercial mortgage-backed securities-Private	—	—	9,998	67	9,998	67
Total held-to-maturity	$—	$—	$122,876	$1,702	$122,876	$1,702
Total	$1,154	$4	$400,506	$7,864	$401,660	$7,868

At December 31, 2015, there were 18 investment securities that had continuous unrealized losses for more than twelve months. At December 31, 2014, there were 42 investment securities that had continuous unrealized losses for more than twelve months. The unrealized losses relate to fixed-rate debt securities that have incurred fair value reductions due to higher market interest rates and, for certain securities, increased credit spreads since the respective purchase date. The unrealized losses are not likely to reverse unless and until market interest rates and credit spreads decline to the levels that existed when the securities were purchased.

Unrealized losses for all investment securities are reviewed to determine whether the losses are other than temporary. Investment securities are evaluated on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation to determine whether a decline in their value below amortized cost is other than temporary. In conducting this assessment, COB evaluates a number of factors including, but not limited to:

•                  How much fair value has declined below amortized cost;

•                  How long the decline in fair value has existed;

•                  The financial condition of the issuer;

•                  Contractual or estimated cash flows of the security;

•                  Underlying supporting collateral;

•                  Past events, current conditions, forecasts;

•                  Significant rating agency changes on the issuer; and

•                  COB’s intent and ability to hold the security for a period of time sufficient to allow for any anticipated recovery in fair value.

COB analyzed its securities portfolio at December 31, 2015 and 2014, and considered ratings, fair value, cash flows and other factors to determine if any of the securities were other than temporarily impaired. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, and COB has determined that it is not more likely than not that COB will be required to sell the security before recovery of its amortized cost basis, none of the securities are deemed to be other than temporarily impaired.

The aggregate amortized cost and fair value of securities at December 31, 2015, by remaining contractual maturity, are shown in the following table. Actual expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations.

	Available-for-Sale		Held-to-Maturity
(dollars in thousands)	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. government sponsored agencies
Due in one year or less	$2,005	$2,008	$—	$—
Residential mortgage-backed securities-GSE
Due after five years through 10 years	1,789	1,821	—	—
Due after ten years	284,268	276,286	120,197	117,887
Residential mortgage-backed securities-Private
Due after ten years	33,235	33,577	17,712	17,414
Commercial mortgage-backed securities-GSE
Due after five years through 10 years	21,980	21,612	—	—
Commercial mortgage-backed securities-Private
Due after ten years	17,869	17,575	10,058	9,884
Corporate notes
Due after five years through 10 years	37,669	37,555	—	—
Total	$398,815	$390,434	$147,967	$145,185

5. Loans and Allowance for Loan Losses

The following table presents an aging analysis of accruing and nonaccruing loans as of December 31, 2015:

	Accruing				Total past
(dollars in thousands)	30-59 days past due	60-89 days past due	More than 90 days past due	Nonaccrual	due and nonaccrual	Current and accruing	Total Loans
PC and Originated Loans
Commercial and agricultural	$—	$1	$—	$1,053	$1,054	$146,257	$147,311
Real estate - construction	761	140	—	110	1,011	98,247	99,258
Real estate - mortgage:
1-4 family residential	2,710	574	817	9,106	13,207	660,430	673,637
Commercial	661	34	—	7,209	7,904	421,220	429,124
Consumer	1,227	250	1	538	2,016	104,885	106,901
Total	$5,359	$999	$818	$18,016	$25,192	$1,431,039	$1,456,231
PI loans
Commercial and agricultural	$102	$—	$1,618	$—	$1,720	$3,275	$4,995
Real estate - construction	—	—	1,455	—	1,455	6,289	7,744
Real estate - mortgage:
1-4 family residential	602	15	1,127	—	1,744	12,173	13,917
Commercial	517	123	8,819	—	9,459	50,530	59,989
Consumer	8	—	6	—	14	905	919
Total	$1,229	$138	$13,025	$—	$14,392	$73,172	$87,564
Total Loans	$6,588	$1,137	$13,843	$18,016	$39,584	$1,504,211	$1,543,795

The following table presents an aging analysis of accruing and nonaccruing loans as of December 31, 2014:

	Accruing				Total past
(dollars in thousands)	30-59 days past due	60-89 days past due	More than 90 days past due	Nonaccrual	due and nonaccrual	Current and accruing	Total Loans
PC and Originated Loans
Commercial and agricultural	$—	$—	$—	$608	$608	$105,269	$105,877
Real estate - construction	100	—	—	2,307	2,407	66,723	69,130
Real estate - mortgage:
1-4 family residential	2,719	147	—	8,637	11,503	638,364	649,867
Commercial	105	141	—	13,381	13,627	325,356	338,983
Consumer	744	225	5	355	1,329	69,760	71,089
Total	$3,668	$513	$5	$25,288	$29,474	$1,205,472	$1,234,946
PI loans
Commercial and agricultural	$—	$—	$2,232	$—	$2,232	$5,303	$7,535
Real estate - construction	—	—	3,737	—	3,737	5,460	9,197
Real estate - mortgage:
1-4 family residential	579	15	2,209	—	2,803	14,934	17,737
Commercial	287	119	12,964	—	13,370	73,975	87,345
Consumer	2	—	10	—	12	1,016	1,028
Total	$868	$134	$21,152	$—	$22,154	$100,688	$122,842
Total Loans	$4,536	$647	$21,157	$25,288	$51,628	$1,306,160	$1,357,788

All PI loans are considered to be accruing for all periods presented, in accordance with ASC 310-30.

During the twelve months ended December 31, 2014, we purchased $19.7 million of performing residential mortgage loans, including premiums of $0.3 million. During the twelve months ended December 31, 2013, we purchased $157.6 million of performing residential mortgage loans, including premiums of $1.3 million. These loan purchases are accounted for as PC loans.

Risk Grades

The risk-grade categories presented in the following table, which are standard categories used by the bank regulators, are:

Pass - Loans categorized as Pass are higher quality loans that have adequate sources of repayment and little risk of collection.

Special Mention - A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

Substandard - A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Loss potential, while existing in the aggregate amount of Substandard loans, does not have to exist in individual assets classified Substandard.

Doubtful - A loan classified as Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of loss is extremely high, but because of certain important and reasonable specific pending factors, which may work to the advantage of strengthening of the asset, its classification as an estimated loss is deferred until its more exact status may be determined. Pending factors include proposed merger, acquisition, or liquidation procedures, capital injection, perfecting liens on additional collateral and refinancing plans.

Loans categorized as Special Mention or worse are considered Criticized. Loans categorized as Substandard or Doubtful are considered Classified. Purchased loans acquired in the Merger are recorded at estimated fair value on the date of acquisition without the carryover of related ALL. The table below includes $27.0 million and $40.5 million in Granite Purchased Loans categorized as Substandard or Doubtful at December 31, 2015 and December 31, 2014, respectively.

The following table presents loans held for investment balances by risk grade as of December 31, 2015:

	Pass	Special Mention	Substandard	Doubtful
(dollars in thousands)	(Ratings 1-5)	(Rating 6)	(Rating 7)	(Rating 8)	Total
Commercial and agricultural	$148,844	$672	$2,790	$—	$152,306
Real estate - construction	100,252	2,122	4,628	—	107,002
Real estate - mortgage:
1-4 family residential	669,695	3,508	14,351	—	687,554
Commercial	450,587	12,765	25,761	—	489,113
Consumer	107,008	4	553	255	107,820
Total	$1,476,386	$19,071	$48,083	$255	$1,543,795

The following table presents loans held for investment balances by risk grade as of December 31, 2014:

	Pass	Special Mention	Substandard	Doubtful
(dollars in thousands)	(Ratings 1-5)	(Rating 6)	(Rating 7)	(Rating 8)	Total
Commercial and agricultural	$104,165	$6,318	$2,930	$—	$113,413
Real estate - construction	68,995	2,411	6,921	—	78,327
Real estate - mortgage:
1-4 family residential	646,897	5,363	15,342	—	667,602
Commercial	363,267	25,715	36,984	362	426,328
Consumer	71,350	11	376	381	72,118
Total	$1,254,674	$39,818	$62,553	$743	$1,357,788

Loans included in the preceding loan composition table are net of participations sold. Loans are increased by net loan premiums and deferred loan costs of $3.7 million at December 31, 2015 and $3.2 million at December 31, 2014.

At December 31, 2015, loans held for sale consisted of residential mortgage loans held for sale in the secondary market, as well as commercial loans similarly held for sale in the secondary market. At December 31, 2014, loans held for sale consisted of originated residential mortgage loans held for sale. In each case, the loans are valued at the lower of cost or fair market value.

Loans serviced for others are not included in the consolidated balance sheet. The unpaid principal balance of loans serviced for others amounted to $304.6 million at December 31, 2015 and $235.0 million at December 31, 2014.

Loans Pledged

To borrow from the FHLB, members must pledge collateral to secure advances and letters of credit. Acceptable collateral includes, among other types of collateral, a variety of residential, multifamily, home equity lines and second mortgages, and commercial loans. Investment securities of $113.0 million and $124.6 million and gross loans of $102.9 million and $127.2 million were pledged to collateralize FHLB advances and letters of credit at December 31, 2015 and December 31, 2014, respectively, of which there was $80.8 million and $130.8 million of credit availability for borrowing, respectively. At December 31, 2015, $44.7 million of securities and $4.1 million of loans were pledged to collateralize potential borrowings from the Federal Reserve Discount Window, of which $46.6 million was available as borrowing capacity. We could also access $294.1 million of additional borrowings from the FHLB under credit lines by pledging additional collateral.

Nonaccruing and Impaired Loans

Interest income on loans is calculated by using the interest method based on the daily outstanding balance. The recognition of interest income is discontinued when, in management’s opinion, the collection of all or a portion of interest becomes doubtful. Loans are returned to accrual status when the factors indicating doubtful collectability cease to exist and the loan has performed in accordance with its terms for a demonstrated period of time. The past due status of loans is based on the contractual payment terms. Had nonaccruing loans been on accruing status, interest income would have been higher by $1.4 million, $3.7 million and $4.7 million for the twelve months ended December 31, 2015, December 31, 2014, and December 31, 2013, respectively. At December 31, 2015 and December 31, 2014, COB had certain impaired loans of $18.0 million and $25.3 million, respectively, which were on nonaccruing interest status.

The following table summarizes information relative to impaired loans for the dates indicated:

	December 31, 2015		December 31, 2014
(dollars in thousands)	Balance	Associated Reserves	Balance	Associated Reserves
Impaired loans, not individually reviewed for impairment	$4,903	$—	$4,967	$—
Impaired loans, individually reviewed, with no reserves	22,411	—	26,631	—
Impaired loans, individually reviewed, with reserves	3,817	399	7,851	418
Total impaired loans, excluding purchased impaired *	$31,131	399	$39,449	418

Purchased impaired loans with subsequent deterioration	$84,329	2,754	$118,701	3,237
Purchased impaired loans with no subsequent deterioration	3,235	—	4,141	—
Total Reserves		$3,153		$3,655

Average impaired loans, excluding purchased impaired, calculated using a simple average	$35,290		$43,446

* Included at December 31, 2015 and December 31, 2014 were $13.1 million and $14.1 million, respectively, in restructured and performing loans.

The following table presents loans held for investment on nonaccrual status by loan class for the dates indicated:

(dollars in thousands)	December 31, 2015	December 31, 2014
Loans held for investment:
Commercial and agricultural	$1,053	$608
Real estate - construction	110	2,307
Real estate - mortgage:
1-4 family residential	9,106	8,637
Commercial	7,209	13,381
Consumer	538	355
Total nonaccrual loans	18,016	25,288
Loans more than 90 days delinquent, still on accrual	817	5
Total nonperforming loans	$18,833	$25,293

There were no loans held for sale on nonaccrual status as of December 31, 2015 or December 31, 2014.

The following table presents individually reviewed impaired loans and purchased impaired loans with subsequent credit deterioration, segregated by portfolio segment, and the corresponding reserve for impaired loan losses as of December 31, 2015:

		Unpaid
	Recorded	Principal	Related
(dollars in thousands)	Investment	Balance	Allowance
With no related allowance recorded:
Commercial and agricultural	$399	$479	$—
Real estate - construction	775	939	—
Real estate - mortgage:
1-4 family residential	7,418	9,406	—
Commercial	13,820	19,116	—
Consumer	—	—	—
Total	$22,412	$29,940	$—
With an allowance recorded:
Commercial and agricultural	$—	$—	$—
Real estate - construction	—	—	—
Real estate - mortgage:
1-4 family residential	3,817	4,691	399
Commercial	—	—	—
Consumer	—	—	—
Total	$3,817	$4,691	$399
Total individually evaluated impaired loans:
Commercial and agricultural	$399	$479	$—
Real estate - construction	775	939	—
Real estate - mortgage:
1-4 family residential	11,235	14,097	399
Commercial	13,820	19,116	—
Consumer	—	—	—
Total	$26,229	$34,631	$399
PI loans with subsequent credit deterioration:
Commercial and agricultural	$4,995	$3,908	$311
Real estate - construction	7,323	8,121	579
Real estate - mortgage:
1-4 family residential	11,103	11,327	384
Commercial	59,989	60,582	1,356
Consumer	919	598	124
Total	$84,329	$84,536	$2,754

The following table presents individually reviewed impaired loans, and purchased impaired loans with subsequent credit deterioration, segregated by portfolio segment, and the corresponding reserve for impaired loan losses as of December 31, 2014:

		Unpaid
	Recorded	Principal	Related
(dollars in thousands)	Investment	Balance	Allowance
With no related allowance recorded:
Commercial and agricultural	$—	$—	$—
Real estate - construction	2,344	2,898	—
Real estate - mortgage:
1-4 family residential	8,115	10,238	—
Commercial	16,172	22,060	—
Consumer	—	—	—
Total	$26,631	$35,196	$—
With an allowance recorded:
Commercial and agricultural	$498	$498	$58
Real estate - construction	—	—	—
Real estate - mortgage:
1-4 family residential	3,294	3,676	331
Commercial	4,059	4,228	29
Consumer	—	—	—
Total	$7,851	$8,402	$418
Total individually evaluated impaired loans:
Commercial and agricultural	$498	$498	$58
Real estate - construction	2,344	2,898	—
Real estate - mortgage:
1-4 family residential	11,409	13,914	331
Commercial	20,231	26,288	29
Consumer	—	—	—
Total	$34,482	$43,598	$418
PI loans with subsequent credit deterioration:
Commercial and agricultural	$7,535	$6,149	$257
Real estate - construction	8,619	9,855	507
Real estate - mortgage:
1-4 family residential	14,174	15,278	199
Commercial	87,345	90,830	2,085
Consumer	1,028	667	189
Total	$118,701	$122,779	$3,237

The following summary includes impaired loans individually reviewed as well as impaired loans held for sale. Average recorded investment and interest income recognized on impaired loans, segregated by portfolio segment, is shown in the following table for the years indicated:

	For Twelve Months Ended		For Twelve Months Ended		For Twelve Months Ended
	December 31, 2015		December 31, 2014		December 31, 2013
	Average	Interest	Average	Interest	Average	Interest
	Recorded	Income	Recorded	Income	Recorded	Income
(dollars in thousands)	Investment	Recognized	Investment	Recognized	Investment	Recognized
With no related allowance recorded:
Commercial and agricultural	$429	$—	$—	$—	$784	$8
Real estate - construction	1,015	34	2,867	40	9,075	35
Real estate - mortgage:
1-4 family residential	7,828	106	8,797	131	11,920	100
Commercial	14,276	226	17,574	354	29,384	254
Consumer	—	—	—	—	—	—
Total	$23,548	$366	$29,238	$525	$51,163	$397
With an allowance recorded:
Commercial and agricultural	$—	$—	$535	$20	$283	$5
Real estate - construction	—	—	—	—	638	9
Real estate - mortgage:
1-4 family residential	3,953	60	3,148	75	2,713	20
Commercial	958	52	4,149	196	4,127	4
Consumer	—	—	—	—	83	1
Total	$4,911	$112	$7,832	$291	$7,844	$39
Total:
Commercial and agricultural	$429	$—	$535	$20	$1,067	$13
Real estate - construction	1,015	34	2,867	40	9,713	44
Real estate - mortgage:
1-4 family residential	11,781	166	11,945	206	14,633	120
Commercial	15,234	278	21,723	550	33,511	258
Consumer	—	—	—	—	83	1
Total	$28,459	$478	$37,070	$816	$59,007	$436

Impaired loans also include loans for which we may elect to grant a concession, providing terms more favorable than those prevalent in the market (e.g., rate, amortization term), and formally restructure due to the weakening credit status of a borrower. Restructuring is designed to facilitate a repayment plan that minimizes the potential losses that we otherwise may have to incur. If these impaired loans are on nonaccruing status as of the date of restructuring, the loans are included in nonperforming loans. Nonaccruing restructured loans will remain as nonaccruing until the borrower can demonstrate adherence to the restructured terms for a period of no less than six months and when it is otherwise determined that continued adherence is reasonably assured. Some restructured loans continue as accruing loans after restructuring if the borrower is not past due at the time of restructuring, adequate collateral valuations support the restructured loans, and the cash flows of the underlying business appear adequate to support the restructured debt service. Not included in nonaccruing loans are loans that have been restructured that were performing as of the restructure date. At December 31, 2015, there was $17.9 million in restructured loans, of which $13.1 million were accruing and in a performing status. At December 31, 2014, there was $19.4 million in restructured loans, of which $14.1 million were accruing and in a performing status.

Granite Purchased Loans

Granite Purchased Loans include PI loans and PC loans. PC loans include performing revolving consumer and commercial loans on October 21, 2011, the acquisition date.

PI loans are segregated into pools and recorded at estimated fair value on the date of acquisition without the carryover of the related ALL. PI loans are accounted for under ASC 310-30 when the loans have evidence of credit deterioration since origination and it is probable at the date of acquisition we will not collect all contractually required principal and interest payments. Evidence of credit quality deterioration as of the date of acquisition may include statistics such as past due status, nonaccrual status and risk grade. PI loans generally meet our definition for nonaccrual status; however, even if the borrower is not currently making payments, we will classify loans as accruing if we can reasonably estimate the amount and timing of future cash flows. All Granite Purchased PI loans are presented on an accruing basis. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition is referred to as the nonaccretable difference.

Periodically, we estimate the expected cash flows for each pool of the PI loans and evaluate whether the expected cash flows for each pool have changed from prior estimates. Decreases to the expected cash flows will generally result in a provision for loan losses. Subsequent increases in cash flows result in a reversal of the provision for loan losses to the extent of prior charges, or reclassification from nonaccretable difference to accretable yield with a positive impact on future interest income. Excess of cash flows expected at acquisition over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan when there is a reasonable expectation about the amount and timing of such cash flows.

We have elected to account for the Granite Purchased PI loans under ASC 310-30 and the Granite Purchased PC loans under ASC 310-20.

At December 31, 2015, and December 31, 2014, our financial statements reflected a PI loan ALL of $2.8 million and $3.2 million, respectively, and an ALL for PC loans of $0.3 million and $0.3 million, respectively.

The following tables present the balance of all Granite Purchased Loans:

	At December 31, 2015
(dollars in thousands)	Purchased Impaired	Purchased Contractual	Total Purchased Loans	Unpaid Principal Balance
Commercial and agricultural	$4,995	$238	$5,233	$4,149
Real estate - construction	7,744	—	7,744	8,579
Real estate - mortgage:
1-4 family residential	13,917	17,915	31,832	32,558
Commercial	59,989	—	59,989	60,582
Consumer	919	—	919	598
Total	$87,564	$18,153	$105,717	$106,466

	At December 31, 2014
(dollars in thousands)	Purchased Impaired	Purchased Contractual	Total Purchased Loans	Unpaid Principal Balance
Commercial and agricultural	$7,535	$4,288	$11,823	$10,508
Real estate - construction	9,197	—	9,197	10,463
Real estate - mortgage:
1-4 family residential	17,737	21,660	39,397	41,295
Commercial	87,345	—	87,345	90,830
Consumer	1,028	—	1,028	678
Total	$122,842	$25,948	$148,790	$153,774

The table below includes only those Granite Purchased Loans accounted for under the expected cash flow method (PI loans) for the periods indicated. These tables do not include PC loans, including Granite Purchased PC loans or purchased performing residential mortgage loans.

	For Twelve Months Ended		For Twelve Months Ended
	December 31, 2015		December 31, 2014
	Purchased Impaired		Purchased Impaired
(dollars in thousands)	Carrying Amount	Future Accretion	Carrying Amount	Future Accretion
Balance, beginning of period	$122,842	$24,898	$161,652	$29,989
Accretion	6,979	(6,979)	9,563	(9,563)
Increase (Decrease) in future accretion	—	(2,296)	—	4,472
Reclassification of loans and adjustments	—	—	(4,180)	—
Payments received	(41,002)	—	(43,314)	—
Foreclosed and transferred to OREO	(1,255)	—	(879)	—
Subtotal before allowance	87,564	15,623	122,842	24,898
Allowance for credit losses	(2,754)	—	(3,237)	—
Net carrying amount, end of period	$84,810	$15,623	$119,605	$24,898

Allowance for Loan Losses

An analysis of the changes in the ALL is as follows:

(dollars in thousands)	2015	2014	2013
Balance, beginning of period	$20,345	$26,785	29,314
Provision for (recovery of) losses	(2,981)	(5,371)	523
Net charge-offs:
Charge-offs	(5,604)	(7,703)	(13,344)
Recoveries	3,435	6,634	10,292
Net charge-offs	(2,169)	(1,069)	(3,052)
Balance, end of period	$15,195	$20,345	26,785
Annualized net charge-offs during the period to average loans held for investment	0.15%	0.08%	0.26%
Annualized net charge-offs during the period to ALL	14.27	5.25	11.39
Allowance for loan losses to loans held for investment	0.98	1.50	2.21

During the year ended December 31, 2015, we charged off $5.6 million in loans and realized $3.4 million in recoveries, for $2.2 million of net charge-offs. The majority of the loans charged off were loans that were previously impaired and had specific reserves assigned in prior periods.

The ALL, as a percentage of loans held for investment, was 0.98% at December 31, 2015, compared to 1.50% at December 31, 2014.

The following table presents ALL activity by portfolio segment for the year ended December 31, 2015:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total

ALL:
Beginning balance at January 1, 2015	$3,915	$3,163	$5,847	$4,179	$3,241	$20,345
Charge-offs	(309)	(138)	(1,297)	(410)	(3,450)	(5,604)
Recoveries	1,036	712	555	487	645	3,435
Provision (Recovery)	(2,240)	(1,968)	36	(1,928)	3,119	(2,981)
Ending balance at December 31, 2015	$2,402	$1,769	$5,141	$2,328	$3,555	$15,195

The following table presents ALL activity by portfolio segment for the year ended December 31, 2014:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Beginning balance at January 1, 2014	$2,931	$5,233	$8,869	$7,195	$2,557	$26,785
Charge-offs	(1,449)	(719)	(1,273)	(1,746)	(2,516)	(7,703)
Recoveries	951	2,110	1,187	1,165	1,221	6,634
Provision (Recovery)	1,482	(3,461)	(2,936)	(2,435)	1,979	(5,371)
Ending balance at December 31, 2014	$3,915	$3,163	$5,847	$4,179	$3,241	$20,345

The following table presents ALL activity by portfolio segment for the year ended December 31, 2013:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Beginning balance at January 1, 2013	$3,238	$4,987	$8,701	$9,627	$2,761	$29,314
Charge-offs	(1,277)	(1,080)	(4,032)	(2,808)	(4,147)	(13,344)
Recoveries	1,623	2,681	1,266	3,048	1,674	10,292
Provision (Recovery)	(653)	(1,355)	2,934	(2,672)	2,269	523
Ending balance at December 31, 2013	$2,931	$5,233	$8,869	$7,195	$2,557	$26,785

The following table details the recorded investment in loans related to each segment in the allowance for loan losses by portfolio segment and disaggregated on the basis of impairment evaluation methodology at December 31, 2015:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Individually evaluated for impairment	$—	$—	$399	$—	$—	$399
Collectively evaluated for impairment	2,091	1,190	4,358	972	3,431	12,042
PI loans evaluated for credit impairment	311	579	384	1,356	124	2,754
PI loans with no credit deterioration	—	—	—	—	—	—
Total ALL	$2,402	$1,769	$5,141	$2,328	$3,555	$15,195
Loans held for investment:
Individually evaluated for impairment	$399	$775	$11,235	$13,820	$—	$26,229
Collectively evaluated for impairment	146,912	98,483	662,402	415,304	106,901	1,430,002
PI loans with subsequent credit deterioration	4,995	7,323	11,103	59,989	919	84,329
PI loans with no credit deterioration	—	421	2,814	—	—	3,235
Total loans held for investment	$152,306	$107,002	$687,554	$489,113	$107,820	$1,543,795

The following table details the recorded investment in loans related to each segment in the allowance for loan losses by portfolio segment and disaggregated on the basis of impairment evaluation methodology at December 31, 2014:

	Commercial		Real Estate - Mortgage
(dollars in thousands)	and Agricultural	Real Estate - Construction	1-4 Family Residential	Commercial	Consumer	Total
ALL:
Individually evaluated for impairment	$58	$—	$331	$29	$—	$418
Collectively evaluated for impairment	3,600	2,656	5,317	2,065	3,052	16,690
PI loans evaluated for credit impairment	257	507	199	2,085	189	3,237
PI loans with no credit deterioration	—	—	—	—	—	—
Total ALL	$3,915	$3,163	$5,847	$4,179	$3,241	$20,345
Loans held for investment:
Individually evaluated for impairment	$498	$2,344	$11,409	$20,231	$—	$34,482
Collectively evaluated for impairment	105,380	66,786	638,456	318,752	71,090	1,200,464
PI loans with subsequent credit deterioration	7,535	8,619	14,174	87,345	1,028	118,701
PI loans with no credit deterioration	—	578	3,563	—	—	4,141
Total loans held for investment	$113,413	$78,327	$667,602	$426,328	$72,118	$1,357,788

Troubled Debt Restructuring

The following table presents a breakdown of troubled debt restructurings that were restructured during the periods presented, segregated by portfolio segment:

	For Twelve Months Ended December 31, 2015			For Twelve Months Ended December 31, 2014			For Twelve Months Ended December 31, 2013
		Pre-Modified	Post-Modified		Pre-Modified	Post-Modified		Pre-Modified	Post-Modified
		Outstanding	Outstanding		Outstanding	Outstanding		Outstanding	Outstanding
(dollars in	Number	Recorded	Recorded	Number	Recorded	Recorded	Number	Recorded	Recorded
thousands)	of Loans	Investment	Investment	of Loans	Investment	Investment	of Loans	Investment	Investment
Commercial and agricultural	—	$—	$—	2	$94	$94	—	$—	$—
Real estate - construction	3	649	649	4	1,607	1,607	2	125	125
Real estate - mortgage:
1-4 family residential	5	754	754	11	1,227	1,303	12	3,387	3,451
Commercial	4	728	728	8	3,470	3,386	5	5,531	5,238
Consumer	—	—	—	—	—	—	—	—	—
Total	12	$2,131	$2,131	25	$6,398	$6,390	19	$9,043	$8,814

During the twelve months ended December 31, 2015, we modified 12 loans that were considered to be troubled debt restructurings. We extended the terms for 5 of these loans and modified the remaining 7 loans by both extending the term and modifying the interest rate. During the twelve months ended December 31, 2014, we modified 25 loans that were considered to be troubled debt restructurings. We extended the terms for 8 of these loans and modified the remaining 17 loans in both ways.

There were no loans restructured in the twelve months prior to December 31, 2015 that went into default during the year ended December 31, 2015. There were also no loans restructured in the twelve months prior to December 31, 2014 that went into default during the year ended December 31, 2014.

In the determination of the ALL, management considers troubled debt restructurings and any subsequent defaults in these restructurings as impaired loans. The amount of the impairment is measured using the present value of expected future cash flows discounted at the loan’s initial effective interest rate, the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent.

Unfunded Commitments

The reserve for unfunded commitments, which is included in other liabilities, is calculated by estimating the amount of additional funding on the commitment and multiplying that amount by either a 1% Loss Rate for lines originated since recapitalization of the Bank (10/21/2011) or the historical loss rate (including Q&E factors) for loans originated prior to recapitalization. The following describes our method for determining the estimated additional funding by commitment type:

•                  Builder Guidance Lines of Credit (Call Report Code 1a1, Risk Graded Pass) - 50% of Unfunded balance

•                  Straight Lines of Credit - Unfunded balance of line of credit (100% utilization)

•                  Revolving Lines of Credit - Average Utilization (for the last 12 months) less Current Utilization

•                  Letters of Credit - 10% utilization

The reserve for unfunded commitments was $0.8 million as of December 31, 2015 and $0.8 million at December 31, 2014.

6. Premises and Equipment

Premises and equipment at December 31 is summarized as follows:

(dollars in thousands)	2015	2014
Land	$13,235	$14,058
Building and improvements	45,484	47,542
Furniture and equipment	32,619	39,641
Leasehold improvements	769	906
Premises and equipment, gross	92,107	102,147
Accumulated depreciation and amortization	(47,650)	(55,365)
Premises and equipment, net	$44,457	$46,782

Depreciation and amortization expense totaled $3.6 million, $3.9 million, and $3.7 million for the years ended December 31, 2015, 2014 and 2013, respectively.

7. Other Real Estate Owned and Personal Property Acquired in Settlement of Loans

OREO consists of real estate acquired through foreclosure or deed in lieu thereof. The property is classified as held for sale. The property is initially carried at fair value based on recent appraisals, less estimated costs to sell. Declines in the fair value of properties included in other real estate below carrying value are recognized by a charge to income.

Total OREO and personal property acquired in settlement of loans decreased $3.8 million from $20.4 million at December 31, 2014, to $16.6 million at December 31, 2015.

The following table summarizes real estate acquired in settlement of loans and personal property acquired in settlement of loans at the periods indicated:

(dollars in thousands)	December 31, 2015	December 31, 2014
Real estate acquired in settlement of loans	$16,251	$20,122
Personal property acquired in settlement of loans	332	289
Total property acquired in settlement of loans	$16,583	$20,411

The following table summarizes the changes in real estate acquired in settlement of loans at the periods indicated:

	For Year Ended
(dollars in thousands)	December 31, 2015	December 31, 2014
Real estate acquired in settlement of loans, beginning of period	$20,122	$28,353
Plus: New real estate acquired in settlement of loans	4,503	4,372
Less: Sales of real estate acquired in settlement of loans	(6,590)	(11,849)
Less: Write-downs and net loss on sales charged to expense	(1,784)	(754)
Real estate acquired in settlement of loans, end of period	$16,251	$20,122

At December 31, 2015, 10 assets with a net carrying amount of $2.0 million were under contract for sale and are primarily expected to close during the first quarter of 2016. Estimated losses on these sales have been recognized in the Consolidated Statements of Operations for 2015. At December 31, 2014, 12 assets with a net carrying amount of $3.4 million were under contract for sale. The sale of these assets closed during 2015, or the contracts were terminated. Estimated losses on these sales were recognized in the Consolidated Statements of Operations for 2014.

At December 31, 2015, the Company’s recorded investment in mortgage loans collateralized by residential real estate properties that are in the process of foreclosure was $2.2 million and the Company’s OREO balance included $3.2 million of residential real estate.

8. Accumulated Other Comprehensive Income

The following table presents the changes in our accumulated other comprehensive income (loss), net of tax, by component for the period indicated:

(Dollars in thousands)	Unrealized Losses on Available-For-Sale Securities	Interest Rate Swaps	Defined Benefit Plan Items	Total

Beginning balance January 1, 2015	$(3,017)	$(324)	$(4,134)	$(7,475)
Other comprehensive income (loss) before reclassifications	(2,159)	(149)	(1,347)	(3,655)
Amounts reclassified from accumulated other comprehensive income	—	7	384	391
Net current period other comprehensive income (loss)	(2,159)	(142)	(963)	(3,264)
Ending balance December 31, 2015	$(5,176)	$(466)	$(5,097)	$(10,739)

(Dollars in thousands)	Unrealized Gains (Losses) on Available- For-Sale Securities	Interest Rate Swaps	Defined Benefit Plan Items	Total

Beginning balance January 1, 2014	$(14,476)	$—	$(3,129)	$(17,605)
Other comprehensive income (loss) before reclassifications	12,060	(331)	(1,241)	10,488
Amounts reclassified from accumulated other comprehensive income	(601)	7	236	(358)
Net current period other comprehensive income (loss)	11,459	(324)	(1,005)	10,130
Ending balance December 31, 2014	$(3,017)	$(324)	$(4,134)	$(7,475)

The following table shows the reclassifications out of accumulated other comprehensive income (loss) for the years ended December 31:

	Amount Reclassified from AOCI		Line Item in the Consolidated Statement
(Dollars in thousands)	2015	2014	of Operations
Available-for-sale securities:
Net realized gains on sale of securities	$—	$(974)	Securities gains, net
Income tax expense	—	373	Income tax expense
Total, net of tax	—	(601)

Interest rate swaps:
Swap ineffectiveness expense	12	12	Miscellaneous expense
Income tax benefit	(5)	(5)	Income tax expense
Total, net of tax	7	7

Defined benefit plan items:
Net actuarial (gains) losses	622	382	Personnel expense
Income tax (benefit) expense	(238)	(146)	Income tax expense
Total, net of tax	384	236
Total reclassifications for the period	$391	$(358)

9. Commitments and Contingencies

From time to time, we are subject to various claims, lawsuits, disputes with third parties, investigations and pending actions involving various allegations against us incident to the operation of our business. On February 29, 2016, a case captioned Curtis R. Pendleton v. Robert L. Reid, et al., Case 5:16-cv-00037 (W.D.N.C.), was filed on behalf of a putative class of CommunityOne shareholders against CommunityOne, its directors, and Capital Bank Financial Corp. in the United States District Court for the Western District of North Carolina in connection with the Capital Merger. The complaint alleges, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 by issuing a Registration/Joint Proxy Statement that, plaintiff alleges, is materially incomplete and misleading. The complaint seeks, among other things, an order enjoining the merger, as well as other equitable relief and/or money damages, interest, costs, fees (including attorneys’ fees) and expenses. The Company believes that the claims are without merit. Other than the above, in management’s opinion, there are no proceedings pending to which we are a party or to which our property is subject, which, if determined adversely to us, would be material in relation to our shareholder’s equity or financial condition. In addition, no material proceedings are pending or are known to be threatened or contemplated against us by governmental authorities or other parties.

COB leases certain facilities and equipment for use in its business. The lease for facilities generally runs for periods of 5 to 10 years with various renewal options, while leases for equipment generally have terms not in excess of 5 years. The majority of the leases for facilities contain rental escalation clauses tied to changes in price indices. Certain real property leases contain purchase options. Management expects that most leases will be renewed or replaced with new leases in the normal course of business.

Future obligations at December 31, 2015 for minimum rentals under non-cancelable operating lease commitments, primarily relating to premises, are as follows:

(dollars in thousands)
Year ending December 31,
2016	$2,134
2017	2,193
2018	1,969
2019	1,888
2020	1,796
Thereafter	9,492
Total lease commitments	$19,472

Net rental expense for all operating leases amounted to $2.2 million, $2.1 million, and $2.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

10. Income Taxes

The components of income tax expense (benefit) for the years ended December 31 are as follows:

(dollars in thousands)	2015	2014	2013
Current:
Federal	$—	$—	$—
State	—	—	—
Total current taxes	—	—	—
Deferred
Federal	3,967	3,714	21,276
State	4,457	537	14,628
Total deferred taxes	8,424	4,251	35,904
Decrease in valuation allowance	(1,300)	(146,743)	(34,578)
Total income tax (benefit) expense	$7,124	$(142,492)	$1,326

A reconciliation of income tax expense computed at the statutory federal income tax rate to actual income tax expense (benefit) is presented in the following table as of December 31:

(dollars in thousands)	2015	2014	2013
Amount of tax computed using federal statutory tax rate of 35% in all years	$4,913	$2,788	$(55)
Increases (decreases) resulting from effects of:
Non-taxable income	(39)	(54)	(88)
State income taxes, net of federal benefit	2,897	349	9,508
Valuation allowance on deferred tax assets	(1,300)	(146,743)	(34,578)
Bank-owned life insurance	(408)	(403)	(375)
Reduction of deferred tax assets at Granite	—	—	28,293
Nondeductible merger costs	351	—	—
Other	710	1,571	(1,379)
Total income tax (benefit) expense	$7,124	$(142,492)	$1,326

The components of deferred tax assets and liabilities and the tax effect of each are as follows:

(dollars in thousands)	December 31, 2015	December 31, 2014
Deferred tax assets:
Allowance for loan losses	$5,957	$8,037
Net operating loss	133,524	137,412
Compensation and benefit plans	544	1,277
Fair value basis on securities	363	656
Pension and other post-retirement benefits	1,857	1,470
Other real estate owned	2,176	2,256
Gross unrealized securities losses	3,787	2,560
Other	474	851
Subtotal deferred tax assets	148,682	154,519
Less: Valuation allowance	—	(1,300)
Total deferred tax assets	148,682	153,219
Deferred tax liabilities:
Core deposit intangible	953	1,513
Depreciable basis of premises and equipment	301	563
Net deferred loan fees and costs	1,726	1,306
Gross unrealized securities gains	352	490
Fair value basis of loans	3,186	2,473
Other	448	441
Total deferred tax liabilities	6,966	6,786
Net deferred tax assets	$141,716	$146,433

As of December 31, 2015 and December 31, 2014, net deferred income tax assets totaling $141.7 million and $146.4 million, respectively, are recorded on COB’s balance sheet. At December 31, 2014, the Company’s gross deferred tax assets were offset by a valuation allowance of $1.3 million. During 2015 management reevaluated the continuing need for this valuation allowance in accordance with the procedures described in the “Income Taxes” section of Note 1 and as more fully described below, applied its judgment to determine that it is more likely than not that all of the Company’s deferred tax assets will be realized.

The Company’s deferred tax assets consist primarily of consolidated federal and Bank-originated North Carolina loss carryforwards from prior periods. The consolidated federal net operating loss carryforwards are $352.0 million and $355.9 million and the North Carolina net economic loss carryforwards are $368.7 million and $371.8 million at December 31, 2015 and 2014, respectively. The remaining federal and North Carolina carryforward periods range between fourteen and eighteen years and nine and thirteen years, respectively, at December 31, 2015.

Management regularly evaluates the likelihood that the Company will be able to realize its deferred tax assets and the continuing need for a valuation allowance. In 2013 and prior years management determined that sufficient evidence was not available to conclude that it was more likely than not that all of its deferred tax assets could be realized, requiring a valuation allowance for certain of its deferred tax assets. At December 31, 2014 management determined, based on all available positive and negative evidence, that it is more likely than not that future taxable income will be available during the carryforward periods to absorb all of the consolidated federal net operating loss carryforward and all but a small portion of the Bank’s North Carolina net economic loss carryforward. As a result of this determination, $142.5 million of valuation allowance against the Company’s deferred tax assets was reversed. A number of factors played a critical role in this determination, including:

•                  Improvements in the asset quality of the loan portfolio and diminishment of credit-related losses that were the source of the Company’s losses;

•                  Implementation of strong internal controls making it unlikely that the large volume of troubled loans leading to the Company’s losses between 2008 and 2012 will reoccur;

•                  The increased remoteness and diminished relevance of such losses;

•                  Continued improvement of the Company’s financial metrics and six consecutive quarters of earnings;

•                  A credible forecast of future taxable income based on management’s demonstrated forecasting accuracy;

•                  Various cost-reduction initiatives that will have a continuing positive effect on earnings in future periods;

•                  Availability of tax planning strategies, and

•                  Long-dated carryforward periods.

Accordingly, upon consideration of all available objectively verifiable positive and negative evidence, management has applied its judgment to conclude that the Company’s valuation allowance should be reduced from $1.3 million at December 31, 2014 to $0 million at December 31, 2015.

Management will continue to regularly assess the Company’s ability to realize its deferred tax assets. Changes in earnings performance and future earnings projections may, among other factors, require the Company to adjust its valuation allowance, which would impact the Company’s income tax expense in the period of adjustment.

Under GAAP, COB is not required to provide a deferred tax liability for the tax effect of additions to the tax bad debt reserve accumulating through 1987. Retained earnings at December 31, 2015 include approximately $5.0 million for which no provision for federal income tax has been made. In the remote possibility that circumstances occur requiring a reduction of the reserve, such reduction could be taxable and subject to the then-current corporate income tax rate.

Federal and North Carolina income tax returns for 2012 and tax years thereafter remain subject to examination by the relevant taxing authorities as of December 31, 2015. As of December 31, 2015 and December 31, 2014, COB had no material unrecognized tax benefits or accrued interest and penalties.

The merger of COB and Granite in 2011 resulted in an ownership change for Granite under Internal Revenue Code Section 382 and the Regulations thereunder. Accordingly, the Company is required to apply a limitation against Granite Corp.’s pre-acquisition net operating loss carryforwards and net unrealized built-in losses. During 2013, COB determined that it would be able to use only $2.9 million of the Granite Corp. net operating loss carryforwards and built-in losses and reduced both its deferred tax asset and related valuation allowance by $28.3 million.

On July 23, 2013, the State of North Carolina lowered the North Carolina corporate income tax rate from 6.9% to 6% effective 2014 and to 5% effective 2015. On July 28, 2015, North Carolina announced that, based on the state achieving its 2015 tax year revenue target, the rate would be reduced to 4% during the 2016 tax year. The rate will be further reduced to 3% for post-2016 tax years provided that additional revenue growth targets are reached. The rate reduction trigger resulted in a $2.3 million reduction in deferred income tax asset. The Company recorded the impact of this legislation as a reduction in deferred income tax asset as of September 30, 2015 and a charge to income tax expense in the third quarter of 2015.

11. Deposits

The following table summarizes deposit composition at the dates indicated:

(dollars in thousands)	December 31, 2015	% of Total	December 31, 2014	% of Total
Noninterest-bearing demand deposits	$386,329	19.84%	$323,776	18.04%
Interest-bearing demand deposits	366,842	18.84	358,162	19.96
Savings deposits	94,732	4.86	86,349	4.81
Money market deposits	478,304	24.56	437,821	24.40
Brokered deposits	55,764	2.86	37,673	2.10
Time deposits less than $250,000	505,473	25.95	500,672	27.90
Time deposits $250,000 or more	60,093	3.09	49,967	2.78
Total deposits	$1,947,537	100.00%	$1,794,420	100.00%

The aggregate amount of jumbo certificates of deposit, which includes no brokered deposits, that have minimum denominations of $250,000, was approximately $60.1 million and $50.0 million in 2015 and 2014, respectively.

At December 31, 2015 and December 31, 2014, $0.3 million and $0.4 million of overdrawn transaction deposit accounts were reclassified to loans.

The accompanying table presents the scheduled maturities of time and brokered deposits at December 31, 2015.

(dollars in thousands)
Year ending December 31,
2016	$356,228
2017	120,361
2018	71,408
2019	50,861
2020	22,224
Thereafter	248
Total time deposits	$621,330

Interest expense on time deposits of $250,000 or more was approximately $0.5 million in 2015, $0.4 million in 2014 and $0.4 million in 2013.

12. Short-Term Borrowings and Long-Term Debt

The following table stratifies COB’s borrowings as short-term and long-term at the periods indicated:

	December 31,
	2015		2014
(dollars in thousands)	Balance	Rate	Balance	Rate
Short-term borrowings:
Retail customer repurchase agreements	$7,219	0.21%	$9,076	0.21%
Federal Home Loan Bank advances	28,500	0.49%	—	—%
Total short-term borrowings	$35,719		$9,076
Long-term debt:
Federal Home Loan Bank advances	$65,181	1.79	$68,234	1.68
Long-term notes payable	5,415	1.43	5,338	1.43
Junior subordinated debt	56,702	1.92	56,702	1.78
Total long-term debt	$127,298		$130,274

Retail Repurchase Agreements and Federal Funds Purchased

Funds are borrowed on an overnight basis through retail repurchase agreements with bank customers and federal funds purchased from other financial institutions. Retail repurchase agreement borrowings are collateralized by securities of the U.S. Treasury and U.S. Government agencies and corporations.

At December 31, 2015, the Bank had no borrowings at the Federal Reserve Bank.

Information concerning retail repurchase agreements and federal funds purchased is as follows:

	2015	2014	2013
(dollars in thousands)	Retail Repurchase Agreements	Retail Repurchase Agreements	Retail Repurchase Agreements
Balance at December 31	$7,219	$9,076	$6,917
Average balance during the year	10,033	7,713	9,852
Maximum month end balance	16,753	12,217	13,064
Weighted average interest rate:
At December 31	0.21%	0.21%	0.21%
During the year	0.22	0.21	0.21

Federal Home Loan Bank (“FHLB”) Advances

At December 31, 2015, the Bank had an available borrowing capacity of $80.8 million and access to additional borrowings of $294.1 million by pledging additional collateral with the FHLB. At December 31, 2015, outstanding FHLB advances under the current line amounted to $93.7 million and were at interest rates ranging from 0.49% to 6.15%. These borrowings are secured by collateral on qualifying mortgage loans and, as required, by other qualifying collateral. At December 31, 2014, FHLB advances amounted to $68.2 million and were at interest rates ranging from 0.93% to 6.15%.

At December 31, 2015, the scheduled maturities of FHLB advances payable over the next five years and thereafter, certain of which are convertible to a variable rate at the option of the FHLB before scheduled maturity, are as follows:

(dollars in thousands)
Twelve Months Ended December 31,
2016	$33,500
2017	5,000
2018	5,181
2019	—
2020	50,000
2021 and thereafter	—
Total FHLB advances	$93,681

Long-term debt included the following advances from the FHLB at the periods indicated.

(dollars in thousands)		December 31,
Maturity	Interest Rate	2015	2014
September 8, 2015	3.7100%	—	3,000
September 27, 2016	0.9300	5,000	5,000
September 27, 2017	1.4200	5,000	5,000
August 27, 2018	6.1500	181	234
September 27, 2018	1.8400	5,000	5,000
June 15, 2020	1.8938	50,000	50,000
		$65,181	$68,234

During the second quarter of 2013 we restructured $50 million of Federal Home Loan Bank advances from fixed rate to floating rate, which we expect to further reduce interest costs. The restructured advances, per ASC 470-50 “Debt - Modifications and Extinguishments,” are not substantially different than the prior advances so there was no debt extinguishment.

Long-term Notes Payable

The amount reported as long-term notes payable consists of a note, secured by Bank stock, payable to Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) in connection with the settlement of legal proceedings between Howe Barnes and the Bank. The note bears an imputed interest rate of 1.43% and matures in 2017.

Junior Subordinated Deferrable Interest Debentures

COB has Junior Subordinated Deferrable Interest Debentures or Junior Subordinated Debentures outstanding. Two issues of Junior Subordinated Debentures resulted from funds invested from the sale of trust preferred securities by FNB United Statutory Trust I (“FNB Trust I”) and by FNB United Statutory Trust II (“FNB Trust II”), which are owned by COB. Two additional issues of Junior Subordinated Debentures were acquired on April 28, 2006 as a result of COB’s merger with Integrity Financial Corporation. These acquired issues resulted from funds invested from the sale of trust preferred securities by Catawba Valley Capital Trust I (“Catawba Trust I”) and by Catawba Valley Capital Trust II (“Catawba Trust II”), which were owned by Integrity and acquired by COB in the merger. COB initiated the redemption of the securities issued by Catawba Valley Trust I as of December 30, 2007 and that trust was subsequently dissolved.

COB fully and unconditionally guarantees the preferred securities issued by each trust through the combined operation of the debentures and other related documents. Obligations under these guarantees are unsecured and subordinate to senior and subordinated indebtedness of COB. The preferred securities qualify as Tier 1 and Tier 2 capital for regulatory capital purposes.

During the second quarter of 2010, COB suspended payment of interest on junior subordinated debt for liquidity purposes. The associated interest expense on junior subordinated debt has been fully accrued and is included in the Consolidated Statements of Operations. Payment of this interest was made in connection with the recapitalization in order to be able to redeem CommunityOne Bancorp preferred stock. COB again suspended payment of interest on the Junior Subordinated Debentures as of the first quarter 2012, but paid all deferred and current interest due on February 5, 2015, effective as of the quarterly payment due March 2015.

Information concerning the Junior Subordinated Debentures is as follows at the periods indicated.

		Commencement
	Stated	of Early	As of December 31,
	Maturity	Redemption	2015		2014
(dollars in thousands) Issuer	Date	Period	Principal	Unpaid Interest	Principal	Unpaid Interest	Interest Rate
FNB Trust I	12/15/2035	12/15/2010	$20,619	$18	$20,619	$1,107	3 month LIBOR + 1.37% = 1.88% at 12/31/15
FNB Trust II	6/30/2036	6/30/2011	30,928	—	30,928	1,588	3 month LIBOR + 1.32% = 1.65% at 12/31/15
Catawba Trust II	12/30/2032	12/30/2007	5,155	—	5,155	608	3 month LIBOR + 3.35% = 3.68% at 12/31/15
Total Junior Subordinated Debentures			$56,702	$18	$56,702	$3,303

13. Employee Benefit Plans

Pension Plan

COB maintains a defined benefit pension plan. In September 2006, the Board of Directors of COB approved a modified freeze to the pension plan. Effective December 31, 2006, no new employees were eligible to enter the plan. Participants who were at least age 40, had earned 10 years of vesting service as an employee of COB and remained an active employee as of December 31, 2006 qualified for a grandfathering provision. In November 2010, COB’s Board of Directors approved an additional amendment to the plan which ceased participant benefit accruals as of December 31, 2010. The retirement benefits of all other participants in the pension plan were frozen as of December 31, 2006.

Benefits are based on the employee’s compensation, years of service and age at retirement. COB’s funding policy is to contribute annually to the plan an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes.

The following table sets forth the plan’s change in benefit obligation, plan assets and the funded status of the pension plan, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

(dollars in thousands)	2015	2014
Change in Benefit Obligation
Benefit obligation at beginning of year	$15,169	$13,965
Service cost	—	—
Interest cost	729	711
Net actuarial loss	938	1,399
Benefits paid	(959)	(906)
Benefit obligation at end of year	$15,877	$15,169
Change in Plan Assets
Fair value of plan assets at beginning of year	$12,437	$12,831
Actual return on plan assets	(231)	362
Employer contributions	250	150
Benefits paid	(959)	(906)
Fair value of plan assets at December 31	$11,497	$12,437
Funded Status at End of Year	$(4,380)	$(2,732)
Amounts Recognized in the Consolidated Balance Sheets
Other Liabilities	$(4,380)	$(2,732)
Amounts Recognized in Accumulated Other Comprehensive Income
Net actuarial loss	$8,372	$6,855
Net amount recognized	$8,372	$6,855
Weighted-Average Allocation of Plan Assets at End of Year
Equity securities	52%	46%
Debt securities	47	54
Cash and cash equivalents	1	—
Fixed income funds	—	—
Total	100%	100%
Weighted-Average Plan Assumptions at End of Year
Discount rate	4.75%	4.50%
Expected long-term rate of return on plan assets	8.00%	8.00%
Rate of increase in compensation levels	5.50%	5.50%

The expected long-term rate of return on plan assets considers the portfolio as a whole and not on the sum of the returns on individual asset categories.

Components of net periodic pension cost (income) and other amounts recognized in other comprehensive income are as follows:

(dollars in thousands)	2015	2014	2013
Net Periodic Pension Cost (Income)
Service cost	$—	$—	$—
Interest cost	729	711	646
Expected return on plan assets	(973)	(987)	(958)
Amortization of prior service cost	—	—	—
Amortization of net actuarial loss	625	392	562
Total pension cost	$381	$116	$250
Other Changes in Plan Assets and Benefit Obligations
Recognized in Other Comprehensive Income:
Net actuarial loss (gain)	$1,517	$1,632	$(2,089)
Amortization of prior service credit	—	—	—
Total recognized in other comprehensive loss (income)	1,517	1,632	(2,089)
Total Recognized in Net Periodic Pension Cost and Other Comprehensive Loss	$1,898	$1,748	$(1,839)

The estimated net loss and prior service cost that will be amortized from accumulated other comprehensive income/(loss) into net periodic pension cost over the next year are approximately $0.7 million and $0, respectively.

COB’s investment policies and strategies for the pension plan use a target allocation for equity and for debt securities based on the funding status of the plan. The investment goals attempt to maximize returns while remaining within specific risk management policies. While the risk management policies permit investment in specific debt and equity securities, a significant percentage of total plan assets are maintained in mutual funds, approximately 99.4% at December 31, 2015, to assist in investment diversification. Generally the investments are readily marketable and can be sold to fund benefit payment obligations as they become payable.

The following table provides the fair values of investments held in the pension plan by major asset category:

December 31, 2015

(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities	$5,390	$5,390	$—
Debt securities	6,037	6,037	—
Other	70	70	—
Total fair value of pension assets	$11,497	$11,497	$—

December 31, 2014

(dollars in thousands)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Equity securities	$5,668	$5,668	$—
Debt securities	6,726	6,726	—
Other	43	43	—
Total fair value of pension assets	$12,437	$12,437	$—

The equity securities measured at fair value consist primarily of stock mutual funds (Level 1 inputs). Debt securities include corporate bonds, bond mutual funds, U.S. government and agency securities and obligations of state and political subdivisions (Level 1 inputs). Other investments consist of money market deposits (Level 1 inputs). For further information regarding levels of input used to measure fair value, refer to Note 19.

In 2015, COB contributed $250 thousand to its pension plan. COB expects to contribute $100 thousand to its pension plan in 2016. However, the assets of the COB Employees’ Pension Plan are less in value than the present value of the accrued benefits (vested and unvested) of the participants in the Pension Plan on a termination and projected benefit obligation basis.

The estimated benefit payments for each year ending December 31 from 2016 through 2020 are as follows: $910 thousand in 2016, $910 thousand in 2017, $910 thousand in 2018, $930 thousand in 2019 and $920 thousand in 2020. The estimated benefit payments to be paid in the aggregate for the five year period from 2021 through 2025 are $5.0 million. The estimated benefit payments are based on the same assumptions used to measure the benefit obligation at December 31, 2015 and include estimated future employee service.

Supplemental Executive Retirement Plans

COB has maintained three noncontributory, nonqualified SERPs, covering certain executive employees, all of which have now been terminated.

Annual benefits payable under the first of these SERPs were based on factors similar to those for the pension plan, with offsets related to amounts payable under the pension plan and social security benefits. SERP costs, which were actuarially determined using the projected unit credit method and recorded on an unfunded basis, are charged to current operations and credited to a liability account on the consolidated balance sheet. In 2010, the Board of Directors approved an amendment to the plan which stopped additional benefit accrual under the SERP after December 31, 2010. This action did not impact a participant’s vested or accrued benefit in the plan. In September, 2012 the Board of Directors approved an amendment to terminate the Plan. The amendment provides for lump sum cash distributions of participant benefits in accordance with Internal Revenue Code Section 409A. These payments were made in 2013 and there are no further obligations under this SERP.

In connection with the acquisition by COB of Carolina Fincorp, Inc. in 2000, CommunityOne assumed the obligations of Richmond Savings Bank, Inc., SSB under its Nonqualified Supplemental Retirement Plan. There was one retired executive covered under this plan, who was entitled to a retirement benefit of $30,000 per year payable for 10 years. Benefit payments began in 2012. In September, 2012 the Board of Directors approved an amendment to terminate the Plan. The amendment provided for a lump sum cash distribution of the participant benefit in accordance with Internal Revenue Code Section 409A. These payments were made during 2013 and there are no future obligations under this SERP.

As a result of the acquisition of Integrity Financial Corporation in 2006, CommunityOne assumed the obligations of a nonqualifying deferred compensation plan for the former president of Integrity. Under the plan provisions, benefit payments began in 2006 and were expected to be payable for 10 years; however, upon this former executive’s death in 2014, the remaining balance was paid during 2015, and there are no further obligations under this SERP. During 2015, 2014 and 2013, provisions of $0, $11,000 and $17,000 respectively, were expensed for future benefits to be provided under this plan. The total liability under this plan was $0 at December 31, 2015 and $18,000 at December 31, 2014, respectively, and is included in other liabilities in the accompanying consolidated balance sheets. Payments amounting to $18,000 in 2015, $71,000 in 2014 and $78,000 in 2013 were made under the provisions of this SERP.

The following table sets forth the change in benefit obligation, plan assets and the funded status of the three SERPs, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

(dollars in thousands)	2015	2014
Change in Benefit Obligation
Benefit obligation at beginning of year	$18	$263
Service cost	—	—
Interest cost	—	11
Amendments to plan	—	—
Net actuarial gain	—	(185)
Benefits paid	(18)	(71)
Benefit obligation at end of year	$—	$18
Change in Plan Assets
Employer contributions	$18	$71
Benefits paid	(18)	(71)
Fair value of plan assets at end of year	$—	$—
Funded Status at December 31	$—	$(18)
Amounts Recognized in the Consolidated Balance Sheets
Other Liabilities	$—	$18
Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial gain	$—	$—
Prior service cost	—	—
Net amount recognized	$—	$—
Weighted-Average Plan Assumption at End of Year:
Discount rate	—%	—%

Components of net periodic SERP cost and other amounts recognized in other comprehensive loss are as follows:

(dollars in thousands)	2015	2014	2013
Net Periodic SERP Cost
Service cost	$—	$—	$—
Interest cost	—	11	84
Amortization of prior service cost	—	—	155
Amortization of net actuarial gain	—	—	(1,015)
Net periodic SERP cost (income)	$—	$11	$(776)
Other Changes in Plan Assets and Benefit Obligations
Recognized in Other Comprehensive Income
Net actuarial loss (gain)	$—	$—	$1,002
Amortization of prior service credit	—	—	(155)
Total recognized in other comprehensive loss (income)	—	—	847
Total Recognized in Net Periodic SERP (Income) Cost and Other Comprehensive Income (Loss)	$—	$11	$71

Since there are no future obligations under these plans, there will be no (gain) loss or prior service cost that will be amortized from accumulated other comprehensive income (loss) into net periodic SERP cost in any future periods.

Other Postretirement Defined Benefit Plan

COB has maintained a postretirement benefit plan, which provides medical and life insurance benefits to retirees who obtained certain age and service requirements. The medical plan is contributory, with retiree contributions adjusted whenever medical insurance rates change. The life insurance plan was noncontributory.

In conjunction with the modified freeze of the pension plan, the postretirement medical and life insurance plan was also amended. Effective December 31, 2006, no new employees are eligible to enter the postretirement medical and life insurance plan. Participants who were at least age 40, had earned 10 years of vesting service as an employee of COB and remained an active employee as of December 31, 2006 qualified for a grandfathering provision. In November 2010, COB’s Board of Directors approved an additional amendment to the plan which ceased participant benefit accruals as of December 31, 2010.

In 2015, COB’s Board of Directors approved a change to eliminate the life insurance benefit, the impact of which was recorded in 2015.

The following table sets forth the plans change in benefit obligation, plan assets and the funded status of the postretirement plans, using a December 31 measurement date, and amounts recognized in the consolidated statements as of December 31:

(dollars in thousands)	2015	2014
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,085	$1,138
Settlement distributions and curtailment	(601)	—
Interest cost	46	55
Net actuarial gain (loss)	16	(15)
Plan participant contributions	89	82
Benefits paid	(102)	(175)
Benefit obligation at end of year	$533	$1,085
Change in Plan Assets
Employer contributions	$269	$93
Plan participant contributions	89	82
Settlement distributions	(256)	—
Benefits paid	(102)	(175)
Fair value of plan assets at end of year	$—	$—
Funded Status at December 31	$(533)	$(1,085)
Amounts Recognized in the Consolidated Balance Sheets
Other Liabilities	$533	$1,085
Amounts Recognized in Accumulated Other Comprehensive Loss
Net actuarial loss	$(112)	$(147)
Prior service credit	(6)	(12)
Net amount recognized	$(118)	$(159)
Weighted-Average Plan Assumption at End of Year:
Discount rate	4.75%	4.50%

Increasing or decreasing the assumed medical cost trend rate by one percentage point would not have a significant effect on either the postretirement benefit obligation at December 31, 2015 or the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 2015.

Components of net postretirement benefit cost and other amounts recognized in other comprehensive income are as follows:

(dollars in thousands)	2015	2014	2013
Net Periodic Postretirement Benefit Cost
Service cost	$—	$—	$—
Interest cost	46	55	57
Amortization of prior service credit	(3)	(10)	(4)
Effect of curtailment and settlement	(368)	—	—
Net periodic postretirement benefit cost	$(325)	$45	$53
Other Changes in Plan Assets and Benefit Obligations
Recognized in Other Comprehensive Income
Net actuarial gain	$38	$(15)	$(223)
Amortization of prior service cost	3	10	4
Total recognized in other comprehensive (income) loss	41	(5)	(219)
Total Recognized in Net Periodic Postretirement Benefit Cost and Other Comprehensive (Income) Loss	$(284)	$40	$(166)

The estimated net (gain) loss and prior service credit that will be amortized from accumulated other comprehensive income/(loss) into net periodic postretirement benefit cost over the next year are $(9,000) and $1,000.

The postretirement defined benefit plan is an unfunded plan. Consequently, there are no plan assets or cash contribution requirements other than for the direct payment of benefits.

The estimated benefit payments for each year ending December 31 from 2016 through 2020 are as follows: $40,000 in 2016, $30,000 in 2017, $30,000 in 2018, $30,000 in 2019 and $30,000 in 2020. The estimated benefit payments to be paid in the aggregate for the five year period from 2021 through 2025 are $150,000. The estimated benefit payments are based on the same assumptions used to measure the benefit obligation at December 31, 2015 and include estimated future employee service.

Matching Retirement/Savings Plan

COB has a matching retirement/savings plan which permits eligible employees to make contributions to the plan up to a specified percentage of compensation as defined by the plan. A portion of the employee contributions are matched by COB based on the plan formula, which is $0.50 for each dollar on the first 6% of eligible pay deferred by the employee under the plan. Additionally, commencing in 2007, COB on a discretionary basis may make an annual contribution up to a specified percentage of compensation as defined by the plan to the account of each eligible employee. COB did not make a discretionary contribution in 2015, 2014 or 2013. The matching and discretionary contributions amounted to $0.7 million in 2015, $0.6 million in 2014, and $0.5 million in 2013.

14. CommunityOne Bancorp (Parent Company)

The parent company’s principal asset is its investment in its bank subsidiary, the Bank.

The condensed financial position as of December 31, 2015 and 2014, and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2015 of COB, parent company only, are presented below.

(dollars in thousands)	2015	2014
Condensed Balance Sheets
Assets:
Cash	$1,195	$6,032
Investment in subsidiaries	330,089	322,615
Other assets	4,910	3,678
Total Assets	$336,194	$332,325
Liabilities and shareholders’ equity:
Accrued liabilities	$6,454	$8,707
Borrowed funds	56,702	56,702
Shareholders’ equity	273,038	266,916
Total Shareholders’ Equity and Liabilities	$336,194	$332,325

	2015	2014	2013
Condensed Statements of Operations
Noninterest income	$34	$33	$31
Interest expense	(1,135)	(1,146)	(1,092)
Noninterest expense	(2,712)	(1,011)	(742)
Loss before tax (benefit) expense	(3,813)	(2,124)	(1,803)
Income tax expense (benefit)	(306)	(3,180)	—
Income (Loss) before equity in undistributed net loss of subsidiaries	(3,507)	1,056	(1,803)
Equity in undistributed net income (loss) of subsidiaries	10,421	149,402	320
Net income (loss)	$6,914	$150,458	$(1,483)

Condensed Statements of Cash Flows	2015	2014	2013
Cash flows from operating activities
Net Income (Loss)	$6,914	$150,458	$(1,483)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in undistributed net income (loss) of subsidiaries	(10,421)	(149,402)	(320)
Other, net	(3,485)	(2,095)	1,153
Net cash used in operating activities	(6,992)	(1,039)	(650)
Cash flows from investing activities
Downstream cash investment in subsidiary	—	(19,400)	—
Net cash used in investing activities	—	(19,400)	—
Cash flows from financing activities
Proceeds from issuance of common stock, net of costs	2,155	24,982	—
Other	—	852	681
Net cash provided by financing activities	2,155	25,834	681
Net increase (decrease) in cash	(4,837)	5,395	31
Cash at beginning of period	6,032	637	606
Cash at end of period	$1,195	$6,032	$637

15. Capital Matters

COB and the Bank are required to comply with capital adequacy requirements established by the federal banking agencies. Failure to meet these minimum capital requirements can initiate certain mandatory — and possible additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on COB’s and the Bank’s financial statements. Under the capital adequacy guidelines, COB and the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. COB’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. In addition, the prompt corrective action provisions of federal law require the federal banking agencies to take action to resolve problems of insured depository institutions such as the Bank as their capital levels decrease.

Under revised capital rules established by the federal banking agencies, including the Federal Reserve Board and the OCC, effective for community banks as of January 1, 2015, capital adequacy is measured by certain risk-based capital ratios, supplemented by a leverage capital ratio. The revised capital rules assess an institution’s risk-based capital through three ratios: a common equity Tier 1 capital (“CET 1”) ratio, an additional Tier 1 risk-based capital ratio, and a total capital ratio, which includes Tier 2 capital. CET 1 is comprised of the sum of common stock instruments and related surplus net of treasury stock, retained earnings, accumulated other comprehensive income (“AOCI”) and certain qualifying minority interests, less certain adjustments and deductions that include AOCI (based on an irrevocable option to neutralize the AOCI). Additional Tier 1 capital is comprised of noncumulative perpetual preferred stock, tier 1minority interests, grandfathered trust preferred securities, less certain intangibles; and Tier 2 capital, which may include the ALL up to a maximum of 1.25% of risk weighted assets, qualifying subordinated debt, qualifying preferred stock and hybrid capital instruments. The requirements also define the weights assigned to assets and off-balance sheet items to determine the risk weighted asset components of the risk-based capital rules.

The revised rules require a minimum CET 1 risk-based capital ratio of 4.5%, a minimum overall Tier 1 risk-based capital ratio of 6%, and a total risk-based capital ratio of 8%. In addition, the revised rules require a capital conservation buffer of up to 2.5% above each of the capital ratio requirements (CET 1, tier 1, and total risk-based capital) which must be met for a bank to be able to pay dividends, engage in share buybacks or make discretionary bonus payments to executive management without restriction. This capital conservation buffer will be phased in over a four year period starting on January 1, 2016. The revised rules also change the risk weighting of certain assets, including “high volatility” commercial real estate, past due assets, structured securities and equity holdings. When fully implemented, a banking organization would need to maintain a CET 1 capital ratio of at least 7%, a total Tier 1 capital ratio of at least 8.5% and a total risk-based capital ratio of at least 10.5% or it would be subject to restrictions on capital distributions and discretionary bonus payments to its executive management.

The leverage capital ratio, which serves as a minimum capital standard, considers Tier 1 capital only and is expressed as a percentage of average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. Risks such as concentration of credit risks and the risk arising from non-traditional activities, as well as the institution’s exposure to a decline in the economic value of its capital due to changes in interest rates, and an institution’s ability to manage those risks are important factors that are to be taken into account by the federal banking agencies in assessing an institution’s overall capital adequacy.

Quantitative measures established by regulation to ensure capital adequacy require each bank to maintain minimum amounts and ratios (set forth in the accompanying table) , a common equity Tier 1 capital (“CET 1”) ratio, an additional Tier 1 risk-based capital ratio, and a total capital ratio, which includes Tier 2 capital, and a leverage capital ratio, which is the percentage of Tier 1 capital to average total assets for the most recent quarter, after reduction of those assets for goodwill and other disallowed intangible assets at the measurement date. The minimum capital requirements to be characterized as “well-capitalized” and “adequately capitalized,” as defined by the prompt corrective action provision of federal law and CommunityOne’s capital ratios as of December 31, 2015 are noted in the following table. At December 31, 2015, the Bank was designated as “well capitalized.”

			Minimum Regulatory Requirement to be Well Capitalized
	Actual		For Capital Adequacy Purposes		Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2015
Total Capital (to Risk Weighted Assets)
Consolidated	$221,245	13.21%	$133,986	8.00%	N/A
CommunityOne Bank, N.A.	225,510	13.48	133,839	8.00	$167,299	10.00%
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	187,845	11.22	66,968	N/A	N/A
CommunityOne Bank, N.A.	209,541	12.53	66,893	4.00	99,944	6.00
CET 1 (to Risk Weighted Assets)
Consolidated	187,845	11.22	66,968	N/A	N/A
CommunityOne Bank, N.A.	209,541	12.53	75,255	4.50	116,601	7.00
Tier 1 Capital (to Average Assets)
Consolidated	187,845	8.19	$91,744	N/A	N/A
CommunityOne Bank, N.A.	209,541	9.30	90,125	4.00	112,656	5.00

December 31, 2014
Total Capital (to Risk Weighted Assets)
Consolidated	$203,150	14.58%	$110,982	8.00%	N/A
CommunityOne Bank, N.A.	206,474	14.88	111,013	8.00	138,767	10.00
Tier 1 Capital (to Risk Weighted Assets)
Consolidated	185,690	13.33	55,491	N/A	N/A
CommunityOne Bank, N.A.	189,081	13.63	55,507	4.00	83,260	6.00
Tier 1 Capital (to Average Assets)
Consolidated	185,690	9.78	75,937	N/A	N/A
CommunityOne Bank, N.A.	189,081	9.94	76,068	4.00	95,085	5.00

16. Shareholders’ Equity

Earnings per Share

Basic net income (loss) per share, or basic earnings (loss) per share (“EPS”), is computed by dividing net income (loss) to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if COB’s potential common stock, which consists of dilutive stock options and a common stock warrant were issued. As required for entities with complex capital structures, a dual presentation of basic and diluted EPS is included on the face of the income statement. During 2015, the Company had 24,236,147 weighted average basic shares outstanding and 24,251,604 weighted average diluted shares outstanding.

Due to a net loss for the twelve month period ended December 31, 2013, all stock options and the common stock warrant were considered antidilutive and thus are not included in this calculation for those years. For the periods ended December 31, 2015, December 31, 2014 and December 31, 2013, there were 22,112, 22,127 and 22,738 antidilutive shares, respectively. Of the antidilutive shares, the number of shares relating to stock options were 40 at December 31, 2015, 55 at December 31, 2014, and 666 at December 31, 2013. Average antidilutive shares relating to the common stock warrant were 22,072 for each of the three years. During the periods for which the exercise price exceeded the average market price for the period, the stock options and common stock warrant were omitted from the calculation of diluted earnings per share for their respective periods.

During the years ended December 31, 2015, 2014 and 2013, COB had no preferred stock outstanding.

Common Stock Issuance

On December 30, 2014, we raised $25.0 million of additional capital, net of costs, through the issuance of 2,367,425 shares of common stock in a private placement offering to certain “accredited investors,” at an average price of $10.56. Of this amount, $19.4 million was contributed to the Bank.

Stock Based Compensation

For the years ended December 31, 2015, 2014 and 2013, COB had five share-based compensation plans in effect. The compensation expense charged against income for those plans was $2,429,000, $853,000, and $628,000, respectively, and the related income tax benefit was $929,000, $326,000 and $250,000, respectively.

On June 21, 2012, COB shareholders approved the FNB 2012 Incentive Plan. The 2012 Incentive Plan, which was intended to replace the 2003 plan, provides for the grant of stock options, restricted stock and other stock-based awards, as well as cash-based performance awards. An amended and restated Incentive Plan was approved by the shareholders on June 20, 2013. As amended, a total of 1,800,000 shares have been authorized for issuance under the 2012 Incentive Plan, and the maximum number of shares of COB common stock with respect to which an employee may be granted awards under the 2012 Incentive Plan during any calendar year period is 100,000 shares.

During 2015, a total of 106,247 shares of long-term restricted stock were granted to certain employees and directors, while during 2014 and 2013 a total of 223,503 shares and 158,302 shares, respectively, of such restricted stock were granted to employees and directors. All awards were made pursuant to the 2012 Incentive Plan. With the U.S. Treasury sale of its shares in May 2014 and in compliance with the U.S. Treasury’s TARP regulations, the Company cancelled 269,946 shares of restricted stock awards granted to certain senior executives.

COB adopted stock compensation plans in 1993 and 2003 that allow for the granting of incentive and nonqualified stock options to key employees and directors. The 2003 stock compensation plan also allows for the granting of restricted stock. Under terms of both the 1993 and 2003 plans, options are granted at prices equal to the fair market value of the common stock on the date of grant. Options become exercisable after one year in equal, cumulative installments over a five-year period. No option shall expire later than ten years from the date of grant. No further grants can be made under the 1993 stock compensation plan after March 10, 2003. Based on the stock options outstanding at December 31, 2015, no shares of common stock have been reserved for issuance under the 1993 stock compensation plan. No shares of common stock have been reserved for issuance under the 2003 stock compensation plan. At December 31, 2015, there were 11,450 shares available under the 2003 plan for the granting of additional options or stock awards.

With the completion of the Granite Merger, each outstanding option to purchase shares of Granite Corp. common stock, whether or not exercisable, was converted into options to purchase COB common stock. After adjusting for the Reverse Stock Split and rounding up to the nearest whole share, there were 78 stock options assumed from Granite Corp. All of those options expired during 2014, and none remain exercisable at December 31, 2015.

COB assumed three stock compensation plans in its acquisition of Integrity Financial Corporation in 2006. Qualified and nonqualified stock options are outstanding under these plans for grants issued from 1997 to 2004 to key employees and directors at a price equal to fair market value on the date of grant. No additional grants will be made under these plans. Based on the stock options outstanding at December 31, 2015, no shares of common stock have been reserved for issuance under these stock compensation plans.

The fair market value of each option award is estimated on the date of grant using either a Monte Carlo option pricing model or the Black-Scholes option pricing model, depending on the vesting terms. The risk-free interest rate is based on a U.S. Treasury instrument with a life that is similar to the expected life of the option grant. Expected volatility is based on the historical volatility of the COB’s common stock over approximately the previous 6 years, except for the options granted in 2013 and 2014, which are based on the historical volatility of COB’s common stock since July 1, 2012. The expected life of the options has historically been considered to be approximately 6 years. The expected dividend yield is zero, based upon the current yield in effect at the date of grant, as the Company has not declared a dividend since 2009. There were 283,857 options granted during 2015, with a volatility of 30% and a risk-free rate ranging between 1.82% and 2.32%. There were 255,227 options granted to employees during 2014, with a volatility ranging between 30% and 40% and a risk-free rate ranging between 2.14% and 2.59%. There were 54,060 stock options granted in 2013 with a volatility of 29.60% and a risk-free rate of 2.60%.

The following is a summary of stock option activity:

	For the Years Ended December 31,
	2015		2014		2013
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	303,272	$14.33	52,812	$30.75	1,125	$1,963.29
Granted	283,857	14.84	255,227	15.20	54,060	7.86
Exercised	(296)	8.40	—	—	—	—
Forfeited or expired	(4,519)	17.39	(4,767)	242.98	(2,373)	425.40
Outstanding at end of year	582,314	14.56	303,272	14.33	52,812	30.75
Options exercisable at end of year	68,023	13.45	12,712	15.02	666	1,823.23

At December 31, 2015, information concerning stock options outstanding and exercisable is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price
$1.00 - $7.99	47,419	7.29	$7.86	23,588	7.29	$7.86
$8.00 - $15.99	96,067	8.99	10.58	7,832	8.37	9.92
$16.00 - $16.99	438,788	9.17	16.00	36,563	8.75	16.00
$1,590.00 - $1,800.00	40	1.37	1,668.75	40	1.72	1,668.75

During 2015, the intrinsic value of options exercised was $1,000, while in 2014 and 2013, there was no intrinsic value of options exercised, and the grant-date fair value of options vested was $235,000 in 2015, 46,000 in 2014 and zero in 2013. There were 296 options exercised in 2015.

The following is a summary of non-vested restricted stock activity:

	For the Years Ended December 31,
	2015		2014
	Shares	Weighted Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of year	187,133	$8.19	268,361	$10.14
Granted	106,247	10.95	223,503	7.60
Vested	(214,845)	8.90	(31,516)	10.25
Cancelled	—	—	(267,937)	9.38
Forfeited or expired	(6,409)	9.13	(5,278)	9.49
Unvested at end of year	72,126	$10.05	187,133	$8.19

The fair value of restricted stock vested in 2015, 2014 and 2013 was $2.9 million, $323,000, and $0 respectively.

During 2015, a total of 106,247 shares of restricted stock were granted by the COB Board of Directors to the top five officers, six of the seven non-executive directors and a larger group of employees. The awards to the top officers and directors constituted restricted stock, some of which were time vesting only, with 1/3 of the stock vesting on each of the first, second and third anniversary of the date of grant and a portion of which also require COB common stock to reach a certain stock price target. The awards to the larger group of employees vest over time, with 1/4 of the stock vesting on each of the first, second, third and fourth anniversary of the date of the grant. During 2014, a total of 223,503 shares of restricted stock were granted by the COB Board of Directors to the top six officers, eight of the nine non-executive directors and a larger group of employees. The awards to the top officers and directors constituted restricted stock, some of which were time vesting only, with 1/3 of the stock vesting on each of the first, second and third anniversary of the date of grant and a portion of which also require COB common stock to reach a certain stock price target. The awards to the larger group of employees vest over time, with 1/4 of the stock vesting on each of the first, second, third and fourth anniversary of the date of the grant. During 2013, a total of 158,302 shares were granted to similar groups of top officers, directors and other employees.

The awards to the top officers constituted long-term restricted stock, some of which were time vesting only, with 2/3 of the stock vesting on the second anniversary of the date of grant and the final 1/3 vesting on the third anniversary of the date of grant, and a portion of which also require COB common stock to reach a certain stock price target. The awards to the directors constituted restricted stock, some of which were time vesting only, with 1/3 of the stock vesting on the first anniversary of the date of grant, the second 1/3 vesting on the second anniversary of the date of grant, and the final 1/3 vesting on the third anniversary of the date of grant, and a portion of which also require COB common stock to reach a certain stock price target. The awards to the larger group of employees vest over time, with 1/4 of the stock vesting on each of the first, second, third and fourth anniversary of the date of the grant. With the U.S. Treasury sale of its shares in May 2014 and in compliance with the U.S. Treasury TARP regulations, the Company cancelled 267,937 shares of restricted stock awards granted to certain senior executives. As provided in amendments to the employments agreements entered into by each of the Named Executive Officers (“NEO”) with the company in connection with the Merger Agreement with Capital Bank, and for tax planning purposes with respect to Section 28G and 4999 of the Internal Revenue Code, all the unvested restricted stock held by each NEO, except 1,835 shares granted to Ms. DeSimone, vested as of December 30, 2015.

As of December 31, 2015, unrecognized compensation cost related to non-vested share-based compensation arrangements granted under COB’s stock benefit plans totaled $0.7 million, which will be fully recognized during 2016 upon the successful completion of the Merger with Capital.

COB funds the option shares and restricted stock from authorized but unissued shares. COB does not typically purchase shares to fulfill the obligations of the stock benefit plans. COB’s policy does allow option holders under certain plans to exercise options with seasoned shares.

17. Off-Balance Sheet Arrangements

In the normal course of business, various commitments are outstanding that are not reflected in the consolidated financial statements. Significant commitments at December 31, 2015 are discussed below.

Commitments by the Bank to extend credit and undisbursed advances on customer lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. At December 31, 2015, total commitments to extend credit and undisbursed advances on customer lines of credit amounted to $380.9 million. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many commitments expire without being fully drawn, the total commitment amounts do not necessarily represent future cash requirements. COB evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary, upon extension of credit is based on the credit evaluation of the borrower.

The Bank issues standby letters of credit whereby each guarantees the performance of a customer to a third party if a specified triggering event or condition occurs. The guarantees generally expire within one year and may be automatically renewed depending on the terms of the guarantee. All standby letters of credit provide for recourse against the customer on whose behalf the letter of credit was issued, and this recourse may be further secured by a pledge of assets. The maximum potential amount of undiscounted future payments related to standby letters of credit was $0.7 million at December 31, 2015 and $2.7 million at December 31, 2014.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments. The fair value of these commitments was not considered material.

COB does not have any special purpose entities or other similar forms of off-balance sheet financing.

18. Derivatives and Financial Instruments

A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate. These instruments include interest rate swaps, caps, floors, collars, options or other financial instruments designed to hedge exposures to interest rate risk or for speculative purposes.

Accounting guidance requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet, and measure those instruments at fair value. Changes in the fair value of those derivatives are reported in current earnings or other comprehensive income depending on the purpose for which the derivative is held and whether the derivative qualifies for hedge accounting.

In connection with its asset / liability management objectives, the Company during the first quarter of 2014 entered into two interest rate swaps on $40 million of FHLB advances, each swap having a $20 million notional amount, that convert the floating rate cash flow exposure on the FHLB advances to a fixed rate cash flow. The first swap converted a floating rate FHLB advance paying three month LIBOR plus 140 basis points to a fixed rate of 3.55%. The second swap converted a floating rate FHLB advance paying three month LIBOR plus 138 basis points to a fixed rate of 3.33%. As structured, the receive-variable, pay-fixed swaps are cash flow hedges that were highly effective during 2014 and 2015. The differences in cash flows in each period between the fixed rate interest payments that the Company makes and the variable rate interest payments received is currently reported in earnings. These interest rate swaps mature on June 15, 2020. The cash flows on interest rate swaps are included in the Consolidated Statements of Cash Flows as interest paid.

Mortgage banking derivatives used in the ordinary course of business consist of mandatory forward sales contracts or forward contracts and rate lock loan commitments. The fair value of our derivative instruments is primarily measured by obtaining pricing from broker-dealers recognized to be market participants.

The table below provides data about the amount of gains and losses related to derivative instruments designated as hedges included in the “Accumulated other comprehensive loss” section of “Shareholders’ Equity” on the COB’s Consolidated Balance Sheets.

	Gain (Loss), Net of Tax Recognized in Accumulated Other Comprehensive Loss (Effective Portion)
	As of
(dollars in thousands)	December 31, 2015	December 31, 2014
Derivatives designated as hedging instruments:
Interest rate swap contracts - FHLB advances	$(466)	$(324)

During 2012, we began originating residential mortgage loans for sale in the secondary market. We have established guidelines in originating, selling loans to Fannie Mae, and retaining or selling the loan servicing rights. The commitments to borrowers to originate residential mortgage loans and the forward sales commitments to investors are freestanding derivative instruments. As such, they do not qualify for hedge accounting treatment, and the fair value adjustments for these instruments is recorded through the Consolidated Statements of Operations in mortgage loan income. The fair market value of mortgage banking derivatives at December 31, 2015 was recorded in the consolidated balance sheet in Other Assets.

	Gain (Loss) Recognized
	For Twelve Months Ended
(dollars in thousands)	December 31, 2015	December 31, 2014	December 31, 2013
Derivatives not designated as hedging instruments:
Mortgage loan rate lock commitments	$(1)	$2	4
Mortgage loan forward sales	(1)	17	(218)
Total	$(2)	$19	$(214)

19. Fair Values of Assets and Liabilities

We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale, derivative assets and liabilities, certain FHLB advances hedged by interest rate swaps designated as cash flow hedges, performing mortgage loans held for sale, and mortgage servicing rights are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets and liabilities on a nonrecurring basis, such as nonperforming loans held for sale, loans held for investment, impaired loans and certain other assets and liabilities. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets or liabilities.

Fair Value Hierarchy

We group assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1: Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2: Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3: Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Investment Securities

Investment securities classified as available-for-sale are recorded at fair value on a recurring basis. Investment securities classified as held-to-maturity are recorded at amortized cost. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 may include asset-backed securities in less liquid markets.

Liquidity is a significant factor in the determination of the fair values of available-for-sale debt securities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Some of these instruments are valued using a discounted cash flow model, which estimates the fair value of the securities using internal credit risk, interest rate and prepayment risk models that incorporate management’s best estimate of current key assumptions such as default rates, loss severity and prepayment rates. Principal and interest cash flows are discounted using an observable discount rate for similar instruments with adjustments that management believes a market participant would consider in determining fair value for the specific security. Underlying assets are valued using external pricing services, where available, or matrix pricing based on the vintages and ratings. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more ratings agencies.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value less estimated costs to sell. Once sold, the loans are beyond the reach of COB in all respects and the purchasing investor has all rights of ownership, including the ability to pledge or exchange the loans. Most of the loans sold are without recourse. Gains or losses on loan sales are recognized at the time of sale, are determined by the difference between net sales proceeds and the carrying value of the loan sold, and are included in Consolidated Statements of Operations. Since loans held for sale are carried at the lower of cost or fair value, the fair value of loans held for sale is based on contractual agreements with independent third party buyers. As such, we classify loans held for sale subjected to nonrecurring fair value adjustments as Level 2.

Loans Held for Investment

We do not record loans held for investment at fair value on a recurring basis. However, from time to time, a loan is considered impaired and the related impairment is charged against the allowance or a specific allowance is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as impaired, management determines the fair value of the loan to quantify impairment, should such exist. The fair value of impaired loans is estimated using one of several methods, including collateral net liquidation value, market value of similar debt, enterprise value, and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of the expected repayments or collateral meet or exceed the recorded investments in such loans. At December 31, 2015 and December 31, 2014, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. We record impaired loans as nonrecurring Level 3.

Other Real Estate Owned

OREO is adjusted to fair value upon transfer of the loans to OREO. Subsequently, OREO is carried at the lower of carrying value or fair value less estimated costs to sell. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. Given the lack of observable market prices for identical properties, we record OREO as nonrecurring Level 3.

Interest Rate Locks and Forward Loan Sale Commitments

We enter into interest rate lock commitments and commitments to sell mortgages. The fair value of interest rate lock commitments is based on servicing rate premium, origination income net of origination costs, fall out rates and changes in loan pricing between the commitment date and the balance sheet date. We record interest rate lock commitments as recurring level 3, and based on their immaterial value, has excluded them from the fair value table.

Interest Rate Swaps

We enter into interest rate swaps to hedge the variability of interest cash flow payments on certain FHLB advances. Changes in fair value of these cash flow hedges are recorded through other comprehensive income. Any ineffectiveness of the hedge is included in current period earnings. The fair value of our interest rate swaps is based on a third party valuation because there is not a readily available quoted price in the market. We record interest rate swap commitments as recurring level 2.

Mortgage Servicing Rights

The fair value of mortgage servicing rights (“MSR”) is dependent upon a number of assumptions including the fee per loan, the cost to service, the expected loan prepayment rate, and the discount rate. In determining the fair value of the existing MSR management reviews the key assumptions, analyzes pricing in the market for comparable MSR, and uses a third party provider to independently calculate the fair value of its MSR. We record mortgage servicing rights as recurring Level 3.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

Assets and liabilities carried at fair value on a recurring basis at December 31, 2015 are summarized in the following table:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale debt securities:
U.S. government sponsored agencies	$2,008	$—	$2,008	$—
Residential mortgage-backed securities-GSE	278,107	—	278,107	—
Residential mortgage-backed securities-Private	33,578	—	33,577	—
Commercial mortgage-backed securities-GSE	21,611	—	21,611	—
Commercial mortgage-backed securities-Private	17,575	—	17,575	—
Corporate notes	37,555	—	37,555	—
Total available-for-sale debt securities	390,434	—	390,433	—
Mortgage servicing rights	2,231	—	—	2,231
Interest rate swaps	(755)	$—	(755)	$—
Total assets at fair value	$391,910	$—	$389,678	$2,231

Assets and liabilities carried at fair value on a recurring basis at December 31, 2014 are summarized in the following table:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Assets:
Available-for-sale debt securities:
U.S. government sponsored agencies	$2,044	$—	$2,044	$—
Residential mortgage-backed securities-GSE	290,145	—	290,145	—
Residential mortgage-backed securities-Private	17,271	—	17,271	—
Commercial mortgage-backed securities-GSE	21,957	—	21,957	—
Commercial mortgage-backed securities-Private	10,215	—	10,215	—
Corporate notes	8,407	—	8,407	—
Total available-for-sale debt securities	350,039	—	350,039	—
Mortgage servicing rights	1,726	—	—	1,726
Interest rate swaps	(525)	—	(525)	—
Total assets at fair value	$351,240	$—	$349,514	$1,726

The following tables present a reconciliation of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the periods indicated:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Mortgage Servicing Rights
	Twelve Months Ended December 31,
(dollars in thousands)	2015	2014
Beginning balance at January 1,	$1,726	$1,552
Total gains or losses (realized/unrealized):
Included in earnings, gross	1,088	644
Less amortization	(583)	(470)
Balance, end of period	$2,231	$1,726

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

We may be required, from time to time, to measure certain assets at fair value on a nonrecurring basis in accordance with U.S. generally accepted accounting principles. These include assets that are measured at the lower of cost or market that were recognized at fair value below cost at the end of the period. This is due to further deterioration in the value of the assets.

Assets measured at fair value on a nonrecurring basis are included in the following table at December 31, 2015:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans, net	$3,418	$—	$—	$3,418
Other real estate owned	10,630	—	—	10,630
Total assets at fair value	$14,048	$—	$—	$14,048

Assets measured at fair value on a nonrecurring basis are included in the following table at December 31, 2014:

(dollars in thousands)	Total	Level 1	Level 2	Level 3
Impaired loans, net	$7,433	$—	$—	$7,433
Other real estate owned	15,579	—	—	15,579
Total assets at fair value	$23,012	$—	$—	$23,012

Quantitative Information about Level 3 Fair Value Measurements

(dollars in thousands)	Fair Value at December 31, 2015	Valuation Techniques	Unobservable Input	Range

Impaired loans, net	$3,418	Discounted appraisals	Collateral discounts	1.00% - 30.00%
Other real estate owned	10,630	Discounted appraisals	Collateral discounts	1.00% - 30.00%
Mortgage servicing rights	2,231	Discounted cash flows	Prepayment rate	10.00% - 25.00%
Mortgage servicing rights			Discount rate	6.00% - 10.00%

(dollars in thousands)	Fair Value at December 31, 2014	Valuation Techniques	Unobservable Input	Range

Impaired loans, net	$7,433	Discounted appraisals	Collateral discounts	1.00%-30.00%
Other real estate owned	15,579	Discounted appraisals	Collateral discounts	1.00%-30.00%
Mortgage servicing rights	1,726	Discounted cash flows	Prepayment rate	10.00% - 25.00%
Mortgage servicing rights			Discount rate	6.00% - 10.00%

Level 3 Valuation Methodologies. Following is a description of the unobservable inputs used for Level 3 fair value measurements.

Disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value is required. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument.

Because no market exists for a portion of our financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value for each class of COB’s financial instruments.

Cash and cash equivalents. Fair value equals the carrying value of such assets due to their nature and is classified as Level 1.

Investment securities. The fair value of investment securities is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. The fair value of equity investments in the restricted stock of the FRBR and FHLB approximates the carrying value. The fair value of investment securities is classified as Level 1 if a quoted market price is available, or Level 2 if a quoted market price is not available.

Loans held for sale. Substantially all residential mortgage loans held for sale are pre-sold and their carrying value approximates fair value. We classified the fair value of loans held for sale as Level 2.

Loans held for investment. The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans with frequent repricing and negligible credit risk approximates book value. The fair value of loans is further discounted by credit and liquidity factors. We classified the fair value of loans as Level 3.

Accrued interest receivable and payable. The carrying amounts of accrued interest payable and receivable approximate fair value and are classified as Level 2 if the related asset or liability is classified as Level 2, or Level 3 if the related asset or liability is classified as Level 3.

Deposits. The fair value of noninterest-bearing and interest-bearing demand deposits and savings are the amounts payable on demand because these products have no stated maturity. The fair value of time deposits is estimated using the rates currently offered for deposits of similar remaining maturities and are classified as Level 2.

Borrowed funds. The carrying value of retail repurchase agreements is considered to be a reasonable estimate of fair value. The fair value of FHLB advances and other borrowed funds is estimated using the rates currently offered for advances of similar remaining maturities and is classified as Level 2. For the long-term note payable, the current market rate for similar debt is substantially equal to the rate on this note, so its fair value approximates its carrying value.

Junior subordinated debentures. Included in junior subordinated debentures are variable rate trust preferred securities issued by COB. Fair values for the trust preferred securities were estimated by developing cash flow estimates for each of these debt instruments based on scheduled principal and interest payments and current interest rates. Once the cash flows were determined, a rate for comparable subordinated debt was used to discount the cash flows to the present value. The estimated fair value for our junior subordinated debentures have declined due to wider credit spreads (i.e. spread to LIBOR) on similar trust preferred issues. This is due, in part, to proposed bank regulatory changes in bank capital structure. We classified the fair value of junior subordinated debentures as Level 3.

Interest rate swaps. The fair value of interest rate swaps are measured based on third party cash flow models discounted to the valuation date and are classified as Level 2.

Financial instruments with off-balance sheet risk. The fair value of financial instruments with off-balance sheet risk is considered to approximate carrying value, since the large majority of these future financing commitments would result in loans that have variable rates and/or relatively short terms to maturity. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.

The estimated fair values of financial instruments for continuing operations are as follows at the periods indicated:

	At December 31, 2015
(dollars in thousands)	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets of Operations:
Cash and cash equivalents	$39,175	$39,175	$39,175	$—	$—
Investment securities: Available-for-sale	390,434	390,434	—	390,434	—
Investment securities: Held-to-maturity	147,967	145,184	—	145,184	—
Loans held for sale	5,403	5,403	—	5,403	—
Loans, net	1,528,600	1,513,226	—	—	1,513,226
Accrued interest receivable	5,305	5,305	—	1,630	3,675
Interest rate swaps	(755)	(755)	—	(755)	—
Financial Liabilities of Operations:
Deposits	1,947,537	1,945,691	—	1,945,691	—
Retail repurchase agreements	7,219	7,219	—	7,219	—
Federal Home Loan Bank advances	93,681	95,781	—	95,781	—
Long-term notes payable	5,415	5,415	—	—	5,415
Junior subordinated debentures	56,702	32,536	—	—	32,536
Accrued interest payable	367	367	—	349	18

	At December 31, 2014
(dollars in thousands)	Carrying Value	Estimated Fair Value	Level 1	Level 2	Level 3
Financial Assets of Operations:
Cash and cash equivalents	$95,882	$95,882	$95,882	$—	$—
Investment securities: Available-for-sale	350,040	350,040	—	350,040	—
Investment securities: Held-to-maturity	142,461	140,875	—	140,875	—
Loans held for sale	2,796	2,796	—	2,796	—
Loans, net	1,337,443	1,328,895	—	—	1,328,895
Accrued interest receivable	4,885	4,885	—	1,262	3,623
Interest rate swaps	(525)	(525)	—	(525)	—
Financial Liabilities of Operations:
Deposits	1,794,420	1,793,205	—	1,793,205	—
Retail repurchase agreements	9,076	9,076	—	9,076	—
Federal Home Loan Bank advances	68,234	71,462	—	71,462	—
Long-term notes payable	5,338	5,338	—	—	5,338
Junior subordinated debentures	56,702	32,341	—	—	32,341
Accrued interest payable	3,624	3,624	—	321	3,303

There were no transfers between valuation levels for any assets during the years ended December 31, 2015 or December 31, 2014. If different valuation techniques are deemed necessary, we would consider those transfers to occur at the end of the period when the assets are valued.

20. Common Dividends

COB is a legal entity separate and distinct from its banking and other subsidiaries and has in the past relied on dividends from the Bank as its primary source of liquidity. There are limitations and requirements imposed by applicable law and regulation on the payment of dividends by the Bank to COB, as well as by COB to its shareholders. See “Supervision and Regulation - Dividends.” COB did not declare any dividends with respect to its common stock in 2015.